Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-284538

(To Prospectus dated February 14, 2025,

Prospectus Supplement dated February 14, 2025 and Product Supplement No. EQUITY MLI-2 dated February 14, 2025)

550,000 Units $10 principal amount per unit CUSIP No. 36271J567	Pricing Date Settlement Date Maturity Date	August 6, 2025 August 13, 2025 August 13, 2027

GS Finance Corp.

Medium-Term Notes, Series F

guaranteed by The Goldman Sachs Group, Inc.

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket

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Maturity of approximately two years
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If the Basket is flat or increases, you will receive the greater of (a) a return of 16.50% and (b) a return equal to 150.00% of the percentage increase in the Basket from the Starting Value to the Ending Value
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1-to-1 downside exposure to decreases in the Basket, with 100% of your principal at risk
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The Basket is comprised of the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei 225, the Swiss Market Index, and the S&P/ASX 200 Index (each, a “Basket Component”). The EURO STOXX 50® Index is given an initial weight of 40.00%, each of the FTSE® 100 Index and the Nikkei 225 is given an initial weight of 20.00%, and each of the Swiss Market Index and the S&P/ASX 200 Index is given an initial weight of 10.00%.
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All payments occur at maturity and are subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes.
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No periodic interest payments
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Limited secondary market liquidity, with no exchange listing.

The notes are being issued by GS Finance Corp. (“GSFC”) and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. (“GSG”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-9 of this term sheet and page PS-7 of the accompanying product supplement, “Considerations Relating to Indexed Notes” beginning on page S-11 of the accompanying prospectus supplement and “Considerations Relating to Indexed Securities” beginning on page 101 of the accompanying prospectus.

The estimated value of your notes at the time the terms of your notes are set on the pricing date is equal to approximately $9.71 per $10 principal amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

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Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Note Prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

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	Per Unit	Total
Public offering price	$ 10.00	$5,500,000
Underwriting discount(1)	$ 0.10	$55,000
	$ 0.05	$27,500
Proceeds, before expenses, to GSFC	$ 9.85	$5,417,500

(1) The underwriting discount reflects a sales commission of $0.10 per note and a structuring fee of $0.05 per note.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Goldman Sachs & Co. LLC

August 6, 2025

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

Summary

The Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by GSG. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of GSFC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and the related guarantee will rank equally in right of payment with all of GSG’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of GSFC, as issuer, and GSG, as guarantor. If the Ending Value is equal to or greater than the Starting Value, you will receive the greater of (a) $10 + the Step Up Payment and (b) $10 + a return equal to 150.00% of the percentage increase in the Market Measure, which is the international equity index basket described below (the “Basket”), from the Starting Value to the Ending Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our and GSG’s credit risk. See “Terms of the Notes” below.

The Basket is comprised of the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei 225, the Swiss Market Index, and the S&P/ASX 200 Index. On the pricing date, the EURO STOXX 50® Index is given an initial weight of 40.00%, each of the FTSE® 100 Index and the Nikkei 225 is given an initial weight of 20.00%, and each of the Swiss Market Index and the S&P/ASX 200 Index is given an initial weight of 10.00%.

The economic terms of the notes are based upon certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These variables will influence the economic terms of the notes and the initial estimated value of the notes on the pricing date. In addition, the underwriting discount and costs incurred in creating, documenting and marketing the notes will reduce the economic terms of the notes and the initial estimated value of the notes on the pricing date. For more information, see “Risk Factors — Valuation- and Market-related Risks — The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the public offering price of your notes.” on page TS-9 of this term sheet.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this term sheet, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this Note Prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this Note Prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this Note Prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.71 per $10 principal amount, which is less than the public offering price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $0.14 per $10 principal amount).

Prior to November 6, 2025, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through November 5, 2025). On and after November 6, 2025, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

Minimum Purchase Amount of Notes Offered Hereby

In connection with the initial offering of the notes, the minimum principal amount of notes that may be purchased by any investor is $100,000.

Leveraged Market-Linked Step Up Notes	TS-2

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

Terms of the Notes
Company (Issuer):	GS Finance Corp. (“GSFC”)
Guarantor:	The Goldman Sachs Group, Inc. (“GSG”)
Term:	Approximately two years.
Market Measure:

An unequally weighted basket comprised of the Basket Components, as set forth in the table under “The Market Measure” section below (each, a “Basket Component,” and collectively the “Basket Components”). For each Basket Component, its current Bloomberg symbol, Initial Component Weight, closing level on the Pricing Date, Component Ratio and Initial Basket Value Contribution are set forth in the table under “The Market Measure” section below.

Principal Amount:

$10.00 per unit; $5,500,000 in the aggregate on the settlement date; the aggregate principal amount may be increased if the Company, at its sole option, decides to sell an additional amount on a date subsequent to the pricing date.

On the maturity date the Company will pay, for each $10 of the outstanding principal amount, an amount, if any, in cash equal to the Redemption Amount.

Redemption Amount:

On the maturity date the Company will pay, for each $10 of the outstanding principal amount, an amount, if any, in cash equal to:

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If the Ending Value is equal to or greater than the Starting Value, the greater of:

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If the Ending Value is less than the Starting Value:

Step Up Payment:	$1.65 per unit, which represents a return of 16.50% over the principal amount.
Participation Rate:	150.00%.
Starting Value:	100.00.
Ending Value:

The sum of, for each Basket Component: the product of (i) the closing level of such Basket Component on the Final Calculation Day times (ii) the Component Ratio of such Basket Component. If a Market Disruption Event or non-Market Measure Business Day occurs as to any Basket Component on the scheduled Final Calculation Day, the closing level of that Basket Component will be determined as more fully described in the section entitled “Description of the Notes – Baskets – Value of the Basket” on page PS-41 of the accompanying product supplement.

Final Calculation Day/Maturity Valuation Period:	August 6, 2027, subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-25 of the accompanying product supplement.
Maturity Date:	August 13, 2027, subject to postponement as described beginning on page PS-25 of the accompanying product supplement.
Component Ratio:

With respect to each Basket Component, the quotient of (i) the product of (a) the Initial Component Weight for such Basket Component set forth in the table under “The Market Measure” below times (b) 100 divided by (ii) the closing level of such Basket Component on the pricing date, with the result rounded to eight decimal places.

Fees and Charges:	The underwriting discount of $0.15 per unit listed on the cover page
Calculation Agent:	Goldman Sachs & Co. LLC. (“GS&Co.”), an affiliate of GSFC.
Authorized Denominations:	$10 or any integral multiple of $10 in excess thereof.
Overdue Principal Rate:	The effective Federal Funds rate.
Defeasance:	Not applicable.

Leveraged Market-Linked Step Up Notes	TS-3

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Leveraged Market-Linked Step Up Notes	TS-4

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This term sheet constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

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Product supplement no. EQUITY MLI-2 dated February 14, 2025:

https://www.sec.gov/Archives/edgar/data/886982/000095017025021518/baml_supplement_gs_2025_.htm

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Prospectus supplement dated February 14, 2025:

https://www.sec.gov/Archives/edgar/data/886982/000119312525027380/d891153d424b2.htm

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Prospectus dated February 14, 2025:

https://www.sec.gov/Archives/edgar/data/886982/000119312525027379/d860775d424b2.htm

These documents (together with this term sheet, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, GSG and this offering. Any prior or contemporaneous oral statement and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement.

The information in this term sheet supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this term sheet as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this term sheet, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3 dated March 22, 2021. References herein to “final calculation day” shall be deemed to refer to “determination date” in such master note no. 3, dated March 22, 2021.

Leveraged Market-Linked Step Up Notes	TS-5

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You anticipate that the value of the Market Measure will not decrease from the Starting Value to the Ending Value.
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You are willing to risk a loss of principal and a negative return on the notes if the value of the Market Measure decreases from the Starting Value to the Ending Value.
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You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.
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You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.
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You are willing to accept a limited or no market for sales of the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and GSG’s actual and perceived creditworthiness, our credit spreads and fees and charges on the notes.
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You are willing to assume our credit risk, as issuer of the notes, and GSG’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

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You believe that the value of the Market Measure will decrease from the Starting Value to the Ending Value.
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You seek principal repayment or preservation of capital.
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You seek interest payments or other current income on your investment.
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You want to receive dividends or other distributions paid on the stocks included in the Basket Components.
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You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take GSG’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Leveraged Market-Linked Step Up Notes	TS-6

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

Hypothetical Payout Profile and Examples of Payments at Maturity

The below graph is based on hypothetical numbers and values.

Leveraged Market-Linked Step Up Notes

This graph reflects the returns on the notes, based on the Participation Rate of 150.00% and the Step Up Payment of $1.65 per unit. The green line reflects the return on the notes, while the dotted gray line reflects the return of a direct investment in the stocks included in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100, the Participation Rate of 150.00%, the Step Up Payment of $1.65 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting return will depend on the actual Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

In addition, the following table and Redemption Amount calculation examples do not show that, in calculating the Ending Value, increases in the levels of one or more Basket Components may be offset by decreases in the levels of one or more of the other Basket Components. Due to the different Initial Component Weights, changes in the levels of Basket Components that are more heavily weighted will have a more substantial impact on the value of the Basket than similar changes in the levels of the other Basket Components. See “Risk Factors – Structure-related Risks – If your notes are linked to a Basket, changes in the values of one or more of the Basket Components may be offset by changes in the values of one or more of the other Basket Components.” on page PS-8 of the accompanying product supplement.

For hypothetical historical values of the Basket, see “The Market Measure” section below. For recent actual levels of the Basket Components, see “The Basket Components” section below. All payments on the notes are subject to issuer and guarantor credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Return on the Notes
0.00	-100.00%	$0.0000	-100.000%
50.00	-50.00%	$5.0000	-50.000%
70.00	-30.00%	$7.0000	-30.000%
80.00	-20.00%	$8.0000	-20.000%
90.00	-10.00%	$9.0000	-10.000%
100.00 (1)	0.00%	$11.6500(2)	16.500%
102.00	2.00%	$11.6500	16.500%
105.00	5.00%	$11.6500	16.500%
107.00	7.00%	$11.6500	16.500%
111.00	11.00%	$11.6500	16.500%
111.01	11.01%	$11.6515	16.515%
115.00	15.00%	$12.2500	22.500%
120.00	20.00%	$13.0000	30.000%
140.00	40.00%	$16.0000	60.000%
150.00	50.00%	$17.5000	75.000%

1)
The Starting Value was set to 100.00 on the pricing date.
2)
This amount represents the sum of the principal amount and the Step Up Payment of $1.65 per unit.

Leveraged Market-Linked Step Up Notes	TS-7

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 50.00
Example 2
The Ending Value is 105.00, or 105.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 105.00

Example 3
The Ending Value is 120.00, or 120.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 120.00

Leveraged Market-Linked Step Up Notes	TS-8

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

Risk Factors

An investment in your notes is subject to the risks described below, as well as the risks and considerations described under “Risk Factors” beginning on page PS-7 of the accompanying product supplement, “Considerations Relating to Indexed Notes” beginning on page S-11 of the accompanying prospectus supplement and “Considerations Relating to Indexed Securities” beginning on page 101 of the accompanying prospectus. You should carefully review these risks and considerations as well as the more detailed explanation of risks described in the accompanying prospectus, the accompanying prospectus supplement and the accompanying product supplement. You should also review the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying product supplement. Your notes are a riskier investment than ordinary debt securities. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes. Also, your notes are not equivalent to investing directly in the securities included in the Basket Components to which your notes are linked.

Structure-related Risks

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There is no fixed principal repayment amount on the notes at maturity. If the Ending Value is less than the Starting Value, you will lose up to 100% of the principal amount of your notes.
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Payments on the notes will not reflect changes in the value of the Market Measure other than on the Final Calculation Day. As a result, even if the value of the Market Measure increases during the term of the notes, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Starting Value on the Final Calculation Day, even if the value of the Market Measure was always greater than the Starting Value prior to such Final Calculation Day.
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Increases in the levels of one or more Basket Components may be offset by decreases in the levels of one or more of the other Basket Components. Due to the different Initial Component Weights, changes in the levels of Basket Components that are more heavily weighted will have a more substantial impact on the value of the Basket than similar changes in the levels of the other Basket Components.
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Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
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Your investment return may be less than a comparable investment directly in the stocks included in the Basket Components.
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Payments on the notes are subject to the credit risk of GSFC, as issuer, and the credit risk of GSG, as guarantor, and any actual or perceived changes in our or GSG’s creditworthiness are expected to affect the value of the notes. If we and GSG become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

Valuation- and Market-related Risks

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The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the public offering price of your notes. The public offering price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Notes”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GSFC, as issuer, the creditworthiness of GSG, as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the pricing date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “Risk Factors — Valuation- and Market-related Risks — The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.” on page PS-11 of the accompanying product supplement.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the pricing date and the public offering price is a result of certain factors, including principally the underwriting discount and commissions, the

Leveraged Market-Linked Step Up Notes	TS-9

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of GSG. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Risk Factors — Valuation- and Market-related Risks — Your notes may not have an active trading market.” on page PS-11 of the accompanying product supplement.

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A trading market is not expected to develop for the notes. None of us, GSG, GS&Co. or MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

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Our hedging and trading activities (including trades in shares of companies included in the Basket Components) and any hedging and trading activities we, GSG, GS&Co., MLPF&S or our other or their affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.
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There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

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The sponsors of the Basket Components may adjust such Basket Component in a way that affects its level, and has no obligation to consider your interests.
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You will not have any rights with respect to the Basket Components or their underlying assets, including any voting rights or any rights to receive dividends or other distributions.
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While we, GSG, GS&Co., MLPF&S and our other or their affiliates may from time to time own securities of companies included in the Basket Components, we, GSG, GS&Co., MLPF&S and our other or their affiliates do not control any company included in the Basket Components, and have not verified any disclosure made by any other company.

Tax-related Risks

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The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-46 of the accompanying product supplement.

Additional Risk Factors

Additional Market Measure-related Risks

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The notes are subject to risks associated with foreign securities markets. The Market Measure is linked to Basket Components that include certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the Basket Component may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political

Leveraged Market-Linked Step Up Notes	TS-10

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪
Government regulatory action, including legislative acts and executive orders, could result in material changes to the composition of a Basket Component comprised of securities from one or more foreign securities markets and could negatively affect your investment in the notes. Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of a Basket Component comprised of securities from one or more foreign securities markets and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the securities that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to securities that are currently included in a Basket Component or that in the future are included in a Basket Component, such securities may be removed from a Basket Component. If government regulatory action results in the removal of securities that have (or historically have had) significant weight in a Basket Component, such removal could have a material and negative effect on the level of such Basket Component and, therefore, your investment in the notes. Similarly, if securities that are subject to those executive orders or subject to other government regulatory action are not removed from a Basket Component, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such securities from a Basket Component could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.
▪
Your notes are linked to Basket Components that are comprised of securities that are traded in a foreign currency but not adjusted to reflect their U.S. dollar value, and, therefore, the return on your notes will not be adjusted for changes in the foreign currency exchange rate. Your notes are linked to Basket Components whose securities are traded in a foreign currency but not adjusted to reflect their U.S. dollar value. The amount payable on your notes will not be adjusted for changes in the applicable exchange rates relative to the U.S. dollar. The amount payable will be based upon the overall change in the levels of the Basket Components. Changes in foreign currency exchange rates, however, may reflect changes in the economy of the foreign countries in which the securities included in the Basket Components are listed that, in turn, may affect the levels of the Basket Components.

Leveraged Market-Linked Step Up Notes	TS-11

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

The Market Measure

The Basket Components are described in the section ‘The Basket Components” below. Each Basket Component was assigned an Initial Component Weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes – Baskets” beginning on page PS-39 of the accompanying product supplement.

On the pricing date, for each Basket Component, its Initial Component Weight, closing level, Component Ratio and Initial Basket Value Contribution would be as follows:

Basket Component	Current Bloomberg Symbol	Initial Component Weight	Closing Level(1)	Component Ratio(2)	Initial Basket Value Contribution
EURO STOXX 50® Index	SX5E Index	40.00%	5,263.29	0.00759981	40.00
FTSE® 100 Index	UKX Index	20.00%	9,164.31	0.00218238	20.00
Nikkei 225	NKY Index	20.00%	40,794.86	0.00049026	20.00
Swiss Market Index	SMI Index	10.00%	11,755.32	0.00085068	10.00
S&P/ASX 200 Index	AS51 Index	10.00%	8,843.667	0.00113075	10.00
(1)
These were the closing levels of the Basket Components on the pricing date.
(2)
Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the Ending Value as described under “Terms of the Notes – Ending Value” on page TS-3 above.

Leveraged Market-Linked Step Up Notes	TS-12

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

Hypothetical Historical Values of the Market Measure

Because the Market Measure is a newly created basket and its value will begin to be calculated only on the pricing date, there is no actual historical information about the values of the Market Measure as of the date of this term sheet. Therefore, the hypothetical values of the Market Measure provided in the graph below were calculated from publicly available historical closing levels of each Basket Component.

The following graph is based on the hypothetical values of the Market Measure for the period from January 1, 2015 through August 6, 2025, assuming that the hypothetical value of the Market Measure was 100 on January 1, 2015. We derived the hypothetical values of the Market Measure based on the method to calculate the value of the Market Measure as described in this term sheet and on actual closing levels of the relevant Basket Components on the relevant date. The hypothetical value of the Market Measure has been normalized such that its hypothetical value on January 1, 2015 was 100. As noted in this term sheet, the Starting Value was set at 100 on the pricing date. The value of the Market Measure can increase or decrease due to changes in the prices of the Basket Components.

Hypothetical Historical Performance of the Market Measure

Leveraged Market-Linked Step Up Notes	TS-13

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

The Basket Components

The table set forth under “The Market Measure” above lists the Basket Components and related information, including their corresponding current Bloomberg tickers, current primary listings, Initial Component Weights, closing levels on the pricing date, Component Ratios and Initial Basket Value Contributions. The closing level and Component Ratio of each Basket Component will not be determined until the pricing date.

EURO STOXX 50® Index

The EURO STOXX 50® Index, which we also refer to in this description as the “index”:

•
is an equity index, and therefore cannot be invested in directly;
•
does not file reports with the SEC because it is not an issuer;
•
was first published on February 26, 1998, based on an initial index value of 1,000 as of December 31, 1991; and
•
was created and is sponsored and maintained by STOXX Limited.

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks. The 50 stocks included in the EURO STOXX 50® Index trade in Euros, and are allocated, based on their country of incorporation, primary listing and largest trading volume, to one of the following countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain, which we refer to collectively as the Eurozone. Companies allocated to a Eurozone country but not traded in Euros are not eligible for inclusion in the EURO STOXX 50® Index. The level of the EURO STOXX 50® Index is disseminated on the STOXX Limited website. STOXX Limited is under no obligation to continue to publish the EURO STOXX 50® Index and may discontinue publication of it at any time. Additional information regarding the EURO STOXX 50® Index (including the top ten constituent stocks and weights, sector weights and country weights) may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this term sheet.

EURO STOXX 50® Index Composition.

The EURO STOXX 50® Index is composed of 50 index stocks chosen by STOXX Limited from the 20 EURO STOXX Supersector indices, which represent the Eurozone portion of the STOXX Europe 600 Supersector indices. The 20 supersectors from which stocks are selected for the EURO STOXX 50® Index are: Automobiles & Parts; Banks; Basic Resources; Chemicals; Construction & Materials; Consumer Products & Services; Energy; Financial Services; Food, Beverage & Tobacco; Health Care; Industrial Goods & Services; Insurance; Media; Personal Care, Drug & Grocery Stores; Real Estate; Retailers; Technology; Telecommunications; Travel & Leisure; and Utilities; although stocks from each of these supersectors are not necessarily included at a given time.

Component Selection

The composition of the EURO STOXX 50® Index is reviewed by STOXX Limited annually in September. Within each of the 20 EURO STOXX Supersector indices, the respective index component stocks are ranked by free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding EURO STOXX Total Market Index Supersector Index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current EURO STOXX 50® Index component stocks are then added to the selection list. The stocks on the selection list are then ranked by free-float market capitalization to produce the final index selection list. The 40 largest stocks on the selection list are chosen as index components. The remaining 10 stocks are then selected from the largest current stocks ranked between 41 and 60. If the number of index components is still below 50, then the largest remaining stocks on the selection list are added until the EURO STOXX 50® Index contains 50 stocks. In exceptional cases, the STOXX Limited Management Board may make additions and deletions to the selection list.

Ongoing Maintenance of Component Stocks

The component stocks of the EURO STOXX 50® Index are monitored on an ongoing monthly basis for deletion and quarterly basis for addition. Changes to the composition of the EURO STOXX 50® Index due to corporate actions (including mergers and takeovers, spin-offs, sector changes and bankruptcy) are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.

The component stocks of the EURO STOXX 50® Index are subject to a “fast exit” rule. A component stock is deleted if it ranks 75 or below on the monthly selection list and it ranked 75 or below on the selection list of the previous month. Additionally, any component stocks that are not traded for 10 trading days, are suspended from trading for 10 consecutive days or more and have not announced a resumption trading date, are officially delisted or are the subject of ongoing bankruptcy proceedings will be deleted from the EURO STOXX 50® Index. The highest-ranked non-component stock will replace the exiting component stock. The EURO STOXX 50® Index is also subject to a “fast entry” rule. All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added if it qualifies for the latest blue-chip selection list generated at the end of February, May, August or November and if it ranks within the lower buffer (between 1 and 25) on the selection list. If added, the stock replaces the smallest component stock.

A deleted stock is replaced immediately to maintain the fixed number of stocks. The replacement is based on the latest monthly selection list. In the case of a merger or takeover where a component stock is involved, the original component stock is replaced by the new component stock. Generally, non-surviving stock(s) are deleted at the last traded price of the security. If any non-surviving stock is not trading anymore (delisted or suspended before its deletion), a new artificial price based on the acquisition/merger terms is calculated and the company is kept/deleted with this price instead of the last traded one. For the calculation of the artificial price only ordinary cash and stock terms will be used. Other instruments such as contingent value rights will not be considered. An artificial price

Leveraged Market-Linked Step Up Notes	TS-14

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

will be calculated based on the default option as it is announced by the offeror or, in its absence, on the non-elective investor consideration. In the case of a spin-off, if the original stock was a component stock, then each spin-off stock qualifies for addition if it lies within the upper buffer (between 1 and 40) on the latest selection list. The largest qualifying spin-off stock replaces the original component stock, while the next qualifying spin-off stock replaces the lowest ranked component stock and likewise for other qualifying spin-off stocks.

The free float factors and outstanding number of shares for each index stock that STOXX Limited uses to calculate the EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis. Certain extraordinary adjustments to the free float factors and/or the number of outstanding shares are implemented and made effective more quickly. The timing depends on the magnitude of the change. Each component’s weight is capped at 10% of the EURO STOXX 50® Index’s total free float market capitalization. The free float factor reduces the index stock’s number of shares to the actual amount available on the market. All fractions of the total number of shares that are larger than or equal to 5% and whose holding is of a long-term nature are excluded from the index calculation (including, but not limited to, stock owned by the company itself, stock owned by governments, stock owned by certain individuals or families, and restricted shares).

Index Calculation

STOXX Limited calculates the EURO STOXX 50® Index using the “Laspeyres formula,” which measures the aggregate price changes in the index stocks against a fixed base quantity weight. The discussion below describes the “price return” calculation of the EURO STOXX 50® Index. The formula for calculating the EURO STOXX 50® Index value can be expressed as follows:

EURO STOXX 50® Index =	Free Float Market Capitalization of the EURO STOXX 50® Index
Divisor

The “free float market capitalization of the EURO STOXX 50® Index” is equal to the sum of the product of the price, the number of shares, the free float factor and the weighting cap factor for each index stock as of the time the EURO STOXX 50® Index is being calculated. The index stocks trade in Euros and thus, no currency conversion is required. Where any index component stock price is unavailable on any trading day, the index sponsor will generally use the last reported price for such component stock.

In case the investability and tradability of the EURO STOXX 50® Index and index based products is affected by an upcoming market or company event that is considered significant or “extreme” by the STOXX Management Board, the following actions or a combination of the following actions are taken. For all such changes a minimum notification period of two full trading days will be observed. The action scope may include but is not limited to:

•
application of expert judgment for index component pricing data,
•
adjustment of operational procedures,
•
postponement of index adjustments,
•
adjustment of selection lists,
•
change of weights of index constituents by adjusting the number of shares, free-float factors or weighting cap-factors, or
•
adjustment of index compositions.

EURO STOXX 50 Divisor

The EURO STOXX 50® Index is calculated using a divisor that helps to maintain the continuity of the EURO STOXX 50® Index’s value so that corporate actions do not artificially increase or decrease the level of the EURO STOXX 50® Index.

The divisor is calculated by starting with the previous divisor in effect for the EURO STOXX 50® Index (which we call the “original divisor value”) and multiplying it by a fraction, the numerator of which is the previous free float market capitalization of the EURO STOXX 50® Index, plus or minus the difference between the closing market capitalization of the EURO STOXX 50® Index and the adjusted closing market capitalization of the EURO STOXX 50® Index, and the denominator of which is the previous free float market capitalization of the EURO STOXX 50® Index. The adjusted free float market capitalization is calculated for stocks of companies that have experienced a corporate action of the type described below as of the time the new divisor value is being calculated using the free float market capitalization calculated with adjusted closing prices, the new number of shares, and the new free float factor minus the free float market capitalization calculated with that stock’s original closing price, number of shares, and free float factor, in each case as used in calculating the original divisor value. Errors in divisor calculation are corrected on an intraday basis if discovered on the same day the new divisor is effective. If the error is discovered later, the error is corrected on an intraday basis if feasible and only if the error is considered significant by the STOXX Limited Management Board.

Divisor Adjustments

STOXX Limited adjusts the divisor for the EURO STOXX 50® Index to maintain the continuity of the EURO STOXX 50® Index values across changes due to corporate actions. Changes in weights due to corporate actions are distributed proportionally across all index components and equal an investment into the portfolio. The following is a summary of the adjustments to any index stock made for corporate actions and the effect of such adjustments on the divisor, where shareholders of the index stock will receive “B” new shares for every “A” share held (where applicable). All adjusted prices consider withholding taxes, where applicable, based on the new shares being distributed, using “B * (1 – withholding tax where applicable)”.

(1) Special cash dividend:

Leveraged Market-Linked Step Up Notes	TS-15

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

New adjusted price = closing price on the day before the ex- date – dividend announced by the company * (1- withholding tax)

Divisor: decreases

(2) Split and reverse split:

New adjusted price = closing price on the day before the ex- date * A / B

New adjusted number of shares = number of shares on the day before the ex-date * B / A

Divisor: unchanged

(3) Rights offering:

New adjusted price = (closing price on the day before the ex- date * A + subscription price * B) / (A + B)

New adjusted number of shares = number of shares on the day before the ex-date * (A + B) / A

Divisor: increases

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the ex-date (out-of-the-money), then no adjustment is made.

If the subscription price is available as a price range and not as a fixed price, the price and share adjustment is performed only if both lower and upper range are in the money. The average value between lower and upper range will be used as a subscription price.

A rights offering is considered to be a highly dilutive rights issue if the share ratio is larger than or equal to 200%.

If a highly dilutive rights issuance is fully underwritten, it will be implemented as described above.

If a highly dilutive rights issuance is not fully underwritten and the rights are tradable on the ex-date on the same eligible stock exchange as the parent company:

•
The rights will be included into the EURO STOXX 50® Index with a theoretical price on the ex-date with the same parameters as the parent company.
•
The rights will be removed at the close of the day they start to trade based on its closing price.
•
If the rights issue results into listing of new shares and satisfies the free-float factors and share adjustments criteria, then the number of shares will be increased after the new shares have been listed.

If a highly dilutive rights issuance is not fully underwritten and the rights are not tradable on the ex-date or not tradable on the ex-date on the same eligible stock exchange as the parent company:

•
The rights will be included into the EURO STOXX 50® Index with a theoretical price on the ex-date with the same parameters as the parent company.
•
The rights will be removed on the ex-date at close, using a price of 0.0000001 in local currency.
•
If the rights issue results into listing of new shares and satisfies the free-float factors and share adjustments criteria, then the number of shares will be increased after the new shares have been listed.

(4) Stock dividend:

New adjusted price = closing price on the day before the ex- date * A / (A + B)

New adjusted number of shares = number of shares on the day before the ex-date * (A + B) / A

Divisor: unchanged

(5) Stock dividend from treasury stock if treated as extraordinary dividend:

New adjusted price = closing price on the day before the ex- date – closing price on the day before the ex- date * B / (A + B)

Divisor: decreases

(6) Stock dividend (from redeemable shares) if treated as extraordinary dividend.

Stock dividends from redeemable shares will be adjusted as cash dividends. In such a case redeemable shares are considered as:

•
A separated share line with a fixed price
•
Ordinary shares that are self-tendered on the same ex-date

New adjusted price = closing price on the day before the ex- date - closing price on the day before the ex- date * B / (A + B)

Divisor: decreases

(7) Stock dividend of another company:

Leveraged Market-Linked Step Up Notes	TS-16

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

New adjusted price = [(closing price on the day before the ex- date * A) – [(1 – withholding tax) * price of other company * B]] / A

Divisor: decreases

(8) Return of capital and share consolidation:

New adjusted price = [closing price on the day before the ex- date – capital return announced by company * (1– withholding tax)] * A / B

New adjusted number of shares = number of shares on the day before the ex-date * B / A

Divisor: decreases

(9) Repurchase of shares / self-tender:

New adjusted price = [(closing price on the day before the ex- date * number of shares on the day before the ex-date) – (tender price * number of tendered shares)] / new adjusted number of shares

New adjusted number of shares = number of shares on the day before the ex-date – number of tendered shares

Divisor: decreases

(10) Spin-off:

New adjusted price of parent company = (closing price on the day before the ex- date * A – price of spun-off shares * B) / A

New number of shares for the spun-off company = number of shares on the day before the ex-date of parent company * B

Divisor: unchanged on ex-date

(11) Combination of stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

If A is not equal to one, all the following “new number of shares” formulas need to be divided by A.

If rights are applicable after stock distribution (one action applicable to another):

New adjusted price = [closing price on the day before the ex- date * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]

New adjusted number of shares = number of shares on the day before the ex-date * [(A + B) * (1 + C / A)] / A

Divisor: increases

If stock distribution is applicable after rights (one action applicable to another):

New adjusted price = (closing price on the day before the ex- date * A + subscription price * C) / [(A + C) * (1 + B / A)]

New adjusted number of shares = number of shares on the day before the ex-date * (A + C) * (1 + B / A)

Divisor: increases

Stock distribution and rights (neither action is applicable to the other):

New adjusted price = (closing price on the day before the ex- date * A + subscription price * C) / (A + B + C)

New adjusted number of shares = number of shares on the day before the ex-date * (A + B + C) / A

Divisor: increases

(12) Addition/deletion of a company

No price adjustments are made. The change in market capitalization determines the divisor adjustment.

If the change in market capitalization between added and deleted companies of the EURO STOXX 50® Index increases (decreases), then the divisor increases (decreases). If the change is null, then the divisor remains unchanged.

(13) Free float and shares changes

No price adjustments are made. The change in market capitalization determines the divisor adjustment.

If the change in market capitalization of the EURO STOXX 50® Index increases (decreases), then the divisor increases (decreases). If the change is null, then the divisor remains unchanged.

Leveraged Market-Linked Step Up Notes	TS-17

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

FTSE® 100 Index

The FTSE® 100 Index, which we also refer to in this description as the “index”:

•
is an equity index, and therefore cannot be invested in directly;
•
does not file reports with the SEC because it is not an issuer;
•
was first launched with a base level of 1,000 as of December 30, 1983; and
•
is sponsored, calculated, published and disseminated by FTSE Russell, a company owned by the London Stock Exchange Group companies (the “Exchange”) that we refer to as FTSE.

The FTSE® 100 Index is a market capitalization-weighted index of the 100 most highly capitalized U.K.‑listed blue chip companies traded on the London Stock Exchange. Additional information on the FTSE® 100 Index (including the top five constituent stocks and weights and sector weights) is available from the following website: ftse.com/products/indices/uk. We are not incorporating by reference the website or any material it includes in this term sheet.

FTSE® 100 Index Composition and Selection Criteria

The FTSE® 100 Index consists of the 100 largest U.K.-listed blue chip companies, based on full market capitalization, that pass screening tests for free-float and liquidity. The FTSE® 100 Index is reviewed on a quarterly basis in March, June, September and December based on data at the end of day on the Tuesday before the first Friday of the review month. The FTSE Russell Europe, Middle East & Africa Regional Equity Advisory Committee, which we refer to as the Committee, meets quarterly to approve the constituents of the FTSE® 100 Index. For the avoidance of doubt, free float and shares in issue are updated in accordance with the index methodology. As a result, the free float or shares in issue at the index review cut-off date (and used for ranking purposes) may not mirror the most up-to-date company free float or shares in issue number at that date. Any constituent changes are implemented after the close of business on the third Friday of the review month (i.e. effective Monday), following the expiration of the Intercontinental Exchange Futures Europe futures and options contracts.

Eligibility Standards

Only equity shares listed on the equity shares (commercial companies) or closed-ended investment fund categories, as defined by the Financial Conduct Authority in its Listing Rules Sourcebook, are eligible for inclusion in the FTSE® 100 Index.

For the avoidance of doubt, sovereign controlled commercial companies listed on the equity shares (commercial companies) category are eligible.

Equity shares listed on the following categories are not eligible:

•
Equity shares (international commercial companies secondary listing)
•
Equity shares (transition)
•
Equity shares (shell companies)
•
Non-equity shares and non-voting equity shares

Eligible stocks must pass free-float and liquidity screens before being included in the FTSE® 100 Index.

Free-Float Screen — With regard to free-float, a stock must have a minimum free float (as described below) of 10% if the issuing company is incorporated in the United Kingdom and 25% if it is a non-United Kingdom incorporated company. A new company may be initially included in the FTSE® 100 Index with a free float outside of the above parameters so long as it has an initial free float above 5% and it is expected to meet the minimum free float requirements within 12 months of its first day of trading.

Foreign Ownership Restrictions and Minimum Headroom Requirement — For the avoidance of doubt, a stock which restricts the number of shares that a UK investor can hold may be included in the FTSE® 100 Index with an investability weight equal to the foreign ownership limit. However, the actual calculated free float will be referenced to determine if the stock meets the minimum free float criteria for index eligibility.

Minimum Voting Rights Screen — Companies are required to have greater than 5% of the company’s voting rights (aggregated across all its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders in order to be eligible for index inclusion. The voting rights screen is applied to any potential new constituents on a quarterly basis, and existing constituents will be tested on an annual basis in conjunction with the June review. Current constituents who do not meet this requirement will be removed from the FTSE® 100 Index.

Liquidity Screen — With regard to liquidity, each eligible stock is tested for liquidity annually in June by calculating its median daily trading per month. When calculating the median of daily trades per month of any security, a minimum of five trading days in each month must exist, otherwise the month is excluded from the test. For the avoidance of doubt, where liquidity is tested up to the index review cut-off date, the index review month (e.g. March, June, September, December) will only be included in the test if there are a minimum of five trading days up to the index review cut-off date. Liquidity is tested from the first business day in May of the previous year to the last business day of April. The median trade is calculated by ranking each daily trade total and selecting the middle-ranking day. Any period of suspension is not included in the test. Where a security has a market quote in multiple currencies, only volume data from the eligible Sterling quote will be used in the liquidity test. The liquidity test is applied on a pro-rata basis where the testing period is less than 12

Leveraged Market-Linked Step Up Notes	TS-18

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

months. When conducting the liquidity test, no rounding is applied. For example, a constituent company with a monthly median turnover of 0.0149% will not be deemed to have passed the minimum 0.0150% threshold for the month tested. A stock not presently included in the FTSE® 100 Index that does not turnover at least 0.0250% of its shares in issue (after application of any investability weightings) based on its median daily trade per month in at least ten of the 12 months prior to the annual index review in June will not be eligible for inclusion until the next annual review. An existing constituent failing to trade at least 0.0150% of its shares in issue (after the application of any investability weightings) based on its median daily trade per month for at least eight of the 12 months prior to the annual index review will be removed from the FTSE® 100 Index and will not be eligible for inclusion until the next annual review. New issues or newly eligible securities must have a minimum trading record of at least 20 trading days prior to the review date and new issues must turnover at least 0.0250% of their shares in issue (after the application of any investability weightings) based on their median daily trade each month, on a pro-rata basis since eligible category listing or UK Nationality assignment date if non-UK incorporated.

For new issues or newly eligible securities that have a sole UK eligible category listing, no liquidity test is required for the purposes of nationality assignment. However, new issues or newly eligible securities must have a minimum 20 day trading record when reviewed at the index review cut-off date. In addition, they must have turnover of at least 0.0250% of their shares in issue (after the application of any investability weightings) based on their monthly median each month, on a pro-rata basis since the first day of unconditional dealings on the eligible category listing.

For new issues or newly eligible securities with multiple eligible exchange listings, a liquidity test is required to determine nationality assignment. The securities will be tested from the first day of unconditional dealings on the eligible category listing until the business day proceeding the nationality screen cut-off date. A security must demonstrate that it would pass the FTSE UK Index Series liquidity test (on a pro-rata basis) to be assigned UK nationality.

Once a UK nationality has been assigned, liquidity will be tested up to the index review cut-off date for the purposes of FTSE UK Index Series inclusion. They must turn over at least 0.0250% of their shares in issue (after the application of any investability weightings) based on their monthly median each month, on a pro-rata basis since the first day of unconditional dealings on the eligible category listing (where UK incorporated) or since the date of UK nationality assignment (where non-UK incorporated). A nationality assignment will be reviewed in the event that the country with greatest liquidity of an existing constituent is different to that assigned for two consecutive years. The eligible exchanges of listing will be reviewed using 12 month volume data up to the business day proceeding the nationality screen cut-off date. For the avoidance of doubt, country of greatest liquidity is determined by comparing each of the monthly liquidity test percentage results for a 12-month testing period. If as a result of the above, there is an even split (e.g., each country has 6 months where it exhibits greatest monthly median liquidity percentage when tested over a 12 month testing period), the following treatment shall apply: (i) an existing constituent will retain its current nationality and (ii) a new issue or newly eligible company will have its nationality assignment based on the country which exhibits the greatest liquidity using the latest three months of volume data.

For the avoidance of doubt, where a security has multiple eligible exchange listings and one or more listings has less than 12 months of available trading record, the liquidity test will use the maximum volume data available for each individual listing. A nationality assignment will be reviewed should a company make a change to its circumstances (e.g., a change in incorporation or adoption of an additional listing). The evolution of liquidity may be reviewed for a minimum period of three months up to a maximum period of up to 12 months. The country of greatest liquidity will be assessed as detailed above. At the conclusion of this review, the nationality of the company will either be retained or changed. For the avoidance of doubt, once nationality has been confirmed, liquidity would then need to be greatest in another location for two consecutive years to trigger a switch in nationality (or until current location fails the liquidity test).

Price— With regard to price, the Committee must be satisfied that an accurate and reliable price exists for purposes of determining the market value of a company. To be eligible for inclusion in the FTSE® 100 Index, a stock must have a full listing on the London Stock Exchange with a Sterling-denominated trading price on SETS (SETS is the London Stock Exchange’s trading service for among other securities, those included in the FTSE® 100 Index).

Market Capitalization Ranking — Eligible stocks that pass the free-float and liquidity screens and that have an accurate and reliable price are ranked by the Committee according to their market capitalization before the application of any adjustments based on the extent to which the shares are publicly traded. Only the quoted equity capital of a constituent company will be included in the calculation of its market capitalization. Where a company has two or more classes of equity, secondary lines will be included in the calculation of the market capitalization of the company only if those lines are significant and liquid. For companies with a dual class share structure, the unlisted specified weighted voting rights shares will not be included in the calculation of the company’s full market capitalization for ranking purposes. The Committee will add a stock to the FTSE® 100 Index at the quarterly review if it has risen to 90th place or above on the full market capitalization rankings and will delete a stock at the quarterly review if it has fallen to 111th place or below on these rankings. Market capitalization rankings are calculated using data as of the close of business on the day before the review. For the avoidance of doubt, the full and investable market capitalizations at the quarterly review cut-off date will be used to evaluate eligibility and index membership. However, free float and shares in issue updates which are due to be implemented on the review effective date will not be included in such calculation.

100 Constituent Limitation — The FTSE® 100 Index always contains 100 constituents. If a greater number of companies qualify to be inserted in the FTSE® 100 Index than qualify to be removed, the lowest ranking constituents of the FTSE® 100 Index will be removed so that the total number of stocks remains at 100 following inclusion of those that qualify to be inserted. Likewise, if a greater number of companies qualify to be removed than to be inserted at the quarterly review, securities of the highest ranking companies that are then not included in the FTSE® 100 Index will be inserted to match the number of companies being removed, in order to maintain the total at 100.

Leveraged Market-Linked Step Up Notes	TS-19

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

Index Calculation

The FTSE® 100 Index is a market capitalization weighted index. This means that the price movement of a larger company (that is, one representing larger percentage of the index) will have a greater effect on the price of the index than will the price movement of a smaller company (that is, one representing a smaller percentage of the index).

The value of the FTSE® 100 Index is represented by a fraction, (a) the numerator of which is the sum of the product of (i) the price of each component stock, (ii) the number of shares issued for each such component and (iii) a free float factor for each such component (described more fully below), and (b) the denominator of which is a divisor. The divisor represents the total issued share capital of the FTSE® 100 Index on the base date; the divisor may be adjusted as necessary to allow for changes in issued share capital of individual securities without distorting the FTSE® 100 Index.

As noted above, a free float factor is applied to each index component. By employing this approach, FTSE uses the investable market capitalization, not the total market capitalization, of each constituent to determine the value of the FTSE® 100 Index. Investable market capitalization depends on free float. The table below lists shareholder types that are restricted when calculating free float.

Shareholder Type	Shareholder Description	Restriction %*
Corporations and Employee Share Plans (ESOP)	Shares held by public companies, non-listed subsidiaries of public companies, private companies, employee share plans (ESOP), or holding companies.	0
Foundations	Shares held by foundations and endowments.	0
Government Agencies	Shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments).	0
Individual Investors	All individual holders disclosed within corporate filings will be restricted, regardless of amount. This includes disclosed officer and director holdings.	0
Portfolio Holdings	Where a single portfolio holding is 30% or greater, it will be regarded as strategic and therefore restricted. Examples of portfolio holdings may include shares held by: • Banks and Trusts • Finance Companies • Hedge Funds • Investment Advisors • Insurance Companies • Pension Funds • Investment Management Companies • Brokerage Firms • Mutual Funds • Exchange Traded Funds	30
Sovereign Wealth Funds	Shares that are held by sovereign wealth funds.	10**
Treasury Shares	Shares that are held in treasury.	0
Venture Capital and Private Equity	Shares held by private equity firms and venture capital funds are generally considered restricted.	0

* Any holding greater than or equal to this number will be deemed restricted and therefore removed from free float, e.g. a 0% restriction means all disclosed holdings are restricted for this shareholder type.

** The 10% threshold will not apply to an existing or prospective constituent that is eligible for addition to the index with an investability weight of less than 5%. The shares will be restricted regardless of percentage held.

Additional Clarifications Concerning Free Float:

•
Shares subject to lock-up provisions are removed from free float. Changes resulting from the expiry of lock-ups will be implemented at the next quarterly review subject to the lock-in or incentive expiry date occurring on or prior to the share and float change information cut-off date.
•
US eligible companies that conduct their initial public offering via a de-SPAC transaction will only be considered for index inclusion following expiry of the longest stated lock-up. Former SPACs will be evaluated at the quarterly review following the expiry of the lock-up within the stated data cut-off window.

Leveraged Market-Linked Step Up Notes	TS-20

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

•
All shares where the holder has a stated incentive to retain the shares (e.g. bonus shares paid if holding is retained for a set period of time) will be removed from free float.
•
Shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted are treated as restricted.
•
Shares disclosed as being held by a nominee account are typically regarded as free float. However, if a restricted shareholder is identified as holding shares through a nominee account then that portion of shares will be restricted.
•
FTSE Russell primarily classifies shares held as portfolio holdings and within sovereign wealth funds as part of available free float (subject to 30% and 10% thresholds, respectively). However, when utilizing publicly available shareholder information, if FTSE Russell determines that the shareholder’s investment objectives indicate these holdings are not likely to be freely available in the market, FTSE Russell reserves the right to exclude them from free float.

The FTSE® 100 Index is recalculated whenever inaccuracies occur that are deemed to be significant. Users of the FTSE® 100 Index are notified through appropriate media.

Index Maintenance

The FTSE® 100 Index is reviewed quarterly for changes in free float. A constituent’s free float is updated during the June review regardless of the size of the change. At the March, September and December quarterly updates, a constituent with a free float greater than 15% will have its free float updated if it moves by more than 3% above or below the existing free float. A constituent with a free float of 15% or below will be subject to a 1% threshold. Free float changes resulting from corporate events will not be subject to the percentage change requirements, and will be implemented in line with the event. If a constituent is the target of a tender offer but the conditions for removal from the FTSE® 100 Index are not met, FTSE may implement a free float change when (i) the minimum acceptance level as stipulated by the acquirer has been met, (ii) shareholders have validly tendered and the shares have been irrevocably accepted for payment, and (iii) all pertinent offer conditions have been reasonably met.

If a merger or takeover results in one index constituent being absorbed by another constituent, the resulting company will remain a constituent and a vacancy will be created. This vacancy will be filled by selecting the highest ranking constituent of the FTSE All-Share Index (which is not currently a member of the FTSE® 100 Index) as at the close of the FTSE® 100 Index calculation two days prior to the deletion and related index adjustment. If an index constituent is taken over by a non-constituent company, the original constituent will be removed and may be replaced by the acquiring company where eligible for the FTSE® 100 Index. Otherwise the highest ranking constituent of the FTSE All-Share Index (which is not currently a member of the FTSE® 100 Index) will serve as the replacement. If a constituent company is split to form two or more companies, both eligible for the FTSE® 100 Index, then the resulting companies’ index memberships will be re-assessed to rebalance the FTSE® 100 Index back to 100. The full market capitalizations at the close on the first day of trading of the spun-off company will be used to determine the most appropriate index memberships for continued inclusion. The changes will then be applied at market close giving two days’ notice. Consequently, the FTSE® 100 Index may have more than 100 companies for three days (or more if the spun-off company does not trade on effective date). If the market price of a company resulting from a split is unavailable it may be retained in the FTSE® 100 Index for up to 20 business days and if trading has not commenced, it will be deleted at zero value. If a split results in the inclusion of an ineligible company, then the ineligible company will remain in the FTSE® 100 Index for two trading days and then be deleted at the market price. The eligible company will be retained in the FTSE® 100 Index as the replacement company and its continued index membership will be reviewed at the next quarterly index review. If a constituent is delisted, ceases to have a firm quotation or is subject to a takeover offer that has been declared wholly unconditional or has ceased to be a viable constituent as defined by the index methodology, it will be removed from the list of constituents and be replaced by the highest ranking constituent of the FTSE All-Share Index (which is not currently a member of the FTSE® 100 Index).

Adjustments due to mergers and acquisitions are applied to the FTSE® 100 Index after the action is determined to be final. In the event that a constituent is being acquired for cash or is delisted subsequent to an index review, such constituent will be removed from the FTSE® 100 Index in conjunction with the index review, assuming that the action is determined to be final and a minimum of two days’ notice can be provided.

Between constituents: When mergers and acquisitions take place between companies that are both constituents of the FTSE® 100 Index for cash, the target company is deleted from the FTSE® 100 Index at the last traded price. When mergers and acquisitions take place between companies that are both constituents of the FTSE® 100 Index for stock, the target company is deleted from the FTSE® 100 Index and the shares of the acquiring stock are increased according to the offer terms. When mergers and acquisitions take place between companies that are both constituents of the FTSE® 100 Index for cash or stock or a combination thereof, the target company is deleted from the FTSE® 100 Index and the shares of the acquiring company are simultaneously increased per the merger terms.

Between a constituent and a non-constituent: If the target company is a member of the FTSE® 100 Index, it is deleted from the FTSE® 100 Index and the acquiring company will be included initially in the FTSE® 100 Index provided it is eligible in all other respects at the time of the merger, regardless of previous eligibility screenings. If the acquiring company is deemed eligible it will be added to the FTSE® 100 Index on the effective date and the opening price will be calculated using the offer terms. When a FTSE® 100 index constituent acquires a non-constituent that is a FTSE Russell Universe member, the shares of the member acquiring company will be updated to reflect the merger. Any share update will be made giving appropriate notice.

Given sufficient market hours after the confirmation of a merger or acquisition, FTSE effects the action after the close on the last day of trading of the target company, or at an appropriate time once the transaction has been deemed to be final.

Leveraged Market-Linked Step Up Notes	TS-21

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

If a constituent is the target of a tender offer, it will normally be removed from the FTSE® 100 Index with a minimum T+2 notice when (i)(a) the bidder’s shareholding has reached at least 90%, (b) shareholders have validly tendered and the shares have been irrevocably accepted for payment, and (c) all pertinent offer conditions have been reasonably met and the acquirer has not explicitly stated in the official offer or results filings or press releases that it does not intend to acquire or squeeze out the remaining shares; (ii) there is reason to believe that the remaining free float is under 5% based on information available at the time; or (iii) following completion of the offer, the acquirer has stated that the offer has been declared wholly unconditional.

Where the conditions for index deletion are not met, FTSE Russell may implement a free float change based on the reported acceptance results at the expiration of the initial, subsequent or final offer period where (i) the minimum acceptance level as stipulated by the acquiror has been met; (ii) shareholders have validly tendered and the shares have been irrevocably accepted for payment; (iii) all pertinent offer conditions have been reasonably met and (iv) the change to the current float factor is greater than 3%. FTSE Russell uses the published results of the offer to determine the new free float of the target company. If no information is published in conjunction with the results from which FTSE Russell can determine which shareholders have and have not tendered, the free float change will reflect the total shares now owned by the acquiring company. A minimum T+2 notice period of the change is generally provided. Any subsequent disclosure on the updated shareholder structure will be reviewed during the quarterly review cycle. If the offer includes a stock consideration, the acquiring company’s shares will be increased proportionate to the free float change of the target company. If the target company’s free float change is greater than 3%, the associated change to the acquiring company’s shares will be implemented regardless of size. Additionally, if the change to the target company is less than 3%, then no change will be implemented to the target or the acquiring company at the time of the event, regardless of any change to the acquiring company’s shares. The target company will then be deleted as a second-step, if the conditions for deletion are achieved at the expiration of a subsequent offer period.

In exceptional circumstances, any review changes due to be effective for the companies involved in a tender offer may be retracted if FTSE Russell becomes aware of a tender offer which is due to complete on or around the effective date of such index review changes. Such exceptional circumstances may include undue price pressure being placed on the companies involved, or if proceeding with the review changes would compromise the replicability of the FTSE® 100 Index.

A stock will be deleted as a constituent if it is delisted from all eligible exchanges. A stock will be deleted if FTSE Russell becomes aware (in its country of its assigned nationality) that it has become bankrupt, has filed for bankruptcy protection, enters administration or receivership, commenced accelerated safeguarding procedures, is insolvent or is liquidated (or local equivalents); or has filed for delisting and no regulatory or shareholder approvals are outstanding, converts into an ineligible corporate structure, or where evidence of a change in circumstances makes it ineligible for index inclusion. A stock which has been deleted from the FTSE® 100 Index as a result of bankruptcy protection or insolvency will only be re-considered for index eligibility after a period of 12 months from its deletion. For purposes of index eligibility, it will be treated as a new issue.

A stock will also be deleted if FTSE Russell becomes aware (at a quarterly review) that the price of an existing constituent has reached its minimum permissible trade price. The constituent will be removed from the index in line with the review subject to it still being at the minimum permissible trade price up to the start of the quarterly review lock down period.

Capitalization Adjustments

A secondary line of a company will be considered for index inclusion if its total market capitalization before the application of any adjustments based on the extent to which the shares are publicly traded, is greater than 25% of the total market capitalization of the company’s principal line and the secondary line is eligible, in its own right. Should the total market capitalization of a secondary line fall below 20% of the total market capitalization of the company’s principal line at an annual review, the secondary line will be deleted from the FTSE® 100 Index unless its total market capitalization remains above the qualification level for continued inclusion as a constituent of the FTSE® 100 Index at that review. Should the investable market capitalization of a secondary line, which is already a constituent of the FTSE All-Share Index, fall below the minimum investable market capitalization threshold for two consecutive quarters, it will be deleted from the FTSE® 100 Index at that quarterly or annual review. Where a company has partly paid shares, these shares, together with the outstanding call(s), are both included in the FTSE® 100 Index.

Share Weighting Changes — For the purposes of computing the FTSE® 100 Index, to prevent a large number of insignificant weighting changes, the number of shares in issue for each constituent security is amended only when the total shares in issue held within the index system changes by more than 1% on a cumulative basis or the total free float changes by more than 3% on a cumulative basis. A company with a free float of 15% or below will not be subject to the 3% threshold and will instead be updated if the change is greater than 1%. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December. The data for these changes will be taken from the close of business on the last business day of January, April, July and October, respectively. If a corporate action is applied to a constituent which involves a change in the number of shares in issue, the change in shares will be applied simultaneously with the corporate action.

Shares in Issue Increase — When a company increases the number of shares it has in issue, the market capitalization of that company increases and the total market capitalization will rise accordingly. The FTSE® 100 Index divisor is adjusted to maintain a constant index value.

Weighting Amendments — The market capitalization of a company is adjusted to take account of various corporate actions. To prevent the value of the FTSE® 100 Index from changing due to such an event, all corporate actions which affect the market capitalization of the FTSE® 100 Index require an offsetting divisor adjustment. By adjusting the divisor, the value of the FTSE® 100 Index remains constant before and after the event. Below is a summary of the more frequent corporate actions and their resulting adjustment.

Leveraged Market-Linked Step Up Notes	TS-22

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

Type of Corporate Action	Adjustment	Adjustment to Divisor

Issue of new shares	Share weighting increased	Yes

Bonus issue of same stock or stock split	Number of shares held before issue or split divided by number of shares held after issue or split	No

Rights Issues/Entitlement Offers - These are an entitlement issued to shareholders which give them the right to buy additional shares directly from the company in proportion to existing holdings. FTSE will only adjust the FTSE® 100 Index to account for a right if the subscription price of the right is at a discount to the market price of the stock. Provided FTSE has been alerted to the rights offer prior to the ex-date, a price adjustment and share increase proportionate to the terms of the offer will be implemented before the open on the ex-date. The rights become attached to the shares on the ex-date.

Where the rights issue/entitlement offer subscription price remains unconfirmed on the ex-date, FTSE will estimate the subscription price using the value being raised and the offer terms. If the rights issue is greater than ten to one, FTSE will consider this “highly dilutive” and, to facilitate replication, will include on the ex-date a separate temporary line to reflect the market value of the rights (together with a temporary line at a fixed value to reflect the subscription cash) until the end of the subscription period, at which point the temporary lines will be deleted and the new shares will be consolidated into the existing share line.

Where the shares being issued are not entitled to the next dividend, FTSE will deviate from the standard index treatment and include on the ex-date a separate temporary line to reflect the market value of the rights (together with a temporary line at a fixed value to reflect the subscription cash). If the dividend ex-date occurs prior to the end of the rights subscription period, the temporary lines will be deleted and the new shares assimilated into the ordinary line at the open on the dividend ex-date. If the dividend ex-date occurs after the expiration of the rights subscription period, the temporary rights and cash line will be deleted after the close on the last day of the rights subscription period, and replaced by a temporary dummy line equal to the ordinary line close price minus the upcoming dividend. On the open of the ex-dividend date, the dummy line is deleted and the shares are aggregated with the ordinary line.

In the event the rights issue involves a non-constituent (including non-equity) and the value of the right cannot be determined, there will be no adjustment on the ex-date. If the rights are scheduled to trade, a rights line will be added to the FTSE® 100 Index at a value of zero on the ex-date and will be deleted from the FTSE® 100 Index at the market price when it commences trading, with T+5 notice. If the rights have not commenced trading within 20 business days of the ex-date, they will be removed at zero value. No cash temporary line will be included as the FTSE® 100 Index will not subscribe to the rights.

Where a company announces an open offer or a rights issue with an ex-entitlement date on the same day, FTSE will apply an index adjustment either before the market-open on the ex-entitlement day or as an intra-day adjustment as soon as possible thereafter. The adjustment will be applied based on the previous day’s closing price with the new shares included in the index weighting at the open offer price.

In the case of an accelerated rights offer, where the ex-date is theoretical and typically not quoted by the exchange, shares are increased and a price adjustment is applied according to the terms of the offer before the open on the day the security resumes trading.

Market Disruption

If there is a system problem or situation in the market that is judged by FTSE to affect the quality of the constituent prices at any time when an index is being calculated, the index will be declared indicative (e.g. normally where a “fast market” exists in the equity market). The message “IND” will be displayed against the index value calculated by FTSE.

Leveraged Market-Linked Step Up Notes	TS-23

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

Nikkei 225

The Nikkei Stock Average, more commonly known as the Nikkei 225:

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is an equity index, and therefore cannot be invested in directly;
•
does not file reports with the SEC because it is not an issuer;
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was first published on September 7, 1950 and was originally calculated by the Tokyo Stock Exchange but has been calculated by Nikkei Inc. since 1970; and
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is calculated, published and disseminated daily by Nikkei Inc.

The Nikkei 225 is comprised of 225 highly liquid stocks of the Tokyo Stock Exchange Prime Market and aims to maintain long-term continuity and reflect changes in industry structure. The real-time price return Japanese yen value of the Nikkei 225 is reported by Bloomberg under the ticker symbol “NKY”. According to Nikkei Inc., the Nikkei 225 has been widely followed throughout its history as a barometer of the Japanese equity markets and the Japanese economy following World War II. Additional information about the Nikkei 225 (including the top ten constituent stocks and weights and sector weights) can be found on Nikkei Inc.’s website at: indexes.nikkei.co.jp/en/nkave. We are not incorporating by reference the website or any material it includes in this document. Nikkei Inc. is under no obligation to continue to publish the Nikkei 225 and may discontinue the Nikkei 225 at any time as further described below.

Prior to April 2022, constituent stocks were selected from the Tokyo Stock Exchange first section.

Construction of the Nikkei 225

In order to be eligible for the Nikkei 225, a stock must be an ordinary share of a domestic company listed on the Tokyo Stock Exchange Prime Market. Non-ordinary shares such as exchange-traded funds, real estate investment trusts, preferred stock, preferred securities and tracking stocks are not eligible. The constituents of the Nikkei 225 are reviewed twice a year at the end of January and July (the “semi-annual review”) and changes are typically implemented on the first trading day of April and October, respectively. The maximum number of constituent changes that may be made pursuant to the semi-annual review is 3. However, a constituent change due to a corporate reorganization near the time of the semi-annual review is not counted toward the maximum number of 3 constituent changes. The semi-annual review focuses on 1) a stock’s liquidity in the market and 2) industry sector balance. The purpose of the semi-annual review is to maintain market representativeness of the constituents.

First, Nikkei Inc. assesses the liquidity of all eligible stocks by considering two factors: trading value of the preceding 5 years and magnitude of price fluctuation by trading value of the preceding 5 years. Magnitude of price fluctuation by trading value is calculated as the quotient of (1) the quotient of (i) the stock’s high price divided by (ii) such stock’s low price divided by (2) such stock’s trading value. After performing the liquidity assessment, the stocks are then ranked in descending order of liquidity and the top 450 stocks constitute the “high liquidity group” and remain eligible for inclusion in the Nikkei 225. Any current constituents falling outside of the high liquidity group (ranked 451 or lower based on liquidity) are deleted from the Nikkei 225. Of those stocks in the high liquidity group, the top 75 with the highest liquidity and not already a constituent are added to the Nikkei 225.

Second, the 450 stocks within the high liquidity group are categorized into the six industrial sectors: technology, financials, consumer goods, industrial materials, capital goods/others and transportation/utilities. Once the number of stocks in each sector is determined, such number is divided in half to determine the target number of stocks from each sector that shall constitute the 225 constituents in the Nikkei 225. If any of the sectors are over-represented at that stage (i.e., there are a greater number of actual constituents in the Nikkei 225 for the sector relative to the target number of stocks for such sector), current constituents in the Nikkei 225 are deleted in order of ascending liquidity so those constituents with the lowest liquidity are removed from the Nikkei 225 until the overage is corrected. If any of the sectors are under-represented (i.e., there are a lesser number of actual constituents in the Nikkei 225 for the sector relative to the target number of stocks for such sector), non-constituent stocks within the high liquidity group are added in order of descending liquidity so those stocks with the highest liquidity are added to the Nikkei 225 until the shortage is corrected. This process is performed to achieve a group of 225 constituents that reflect the intended sector balance.

Calculation of the Nikkei 225

The Nikkei 225 is a weighted price average index in which the level of the Nikkei 225 is calculated as the quotient of (i) the sum of all constituents’ adjusted stock prices divided by (ii) the divisor (as described below). A constituent’s adjusted stock price is equal to the product of (i) the stock’s price times (ii) the price adjustment factor of such stock. For a constituent to which a capping ratio is applied, the price adjustment factor will be replaced by the capped price adjustment factor (as described below). The Nikkei 225 level is rounded to the nearest hundredth and is calculated and published every 5 seconds beginning at 9 am (Tokyo time) daily.

The stock price used in the calculation is selected by the following priority order of the prices in the auction trading of the Tokyo Stock Exchange: (1) special quote, sequential trade quote or temporary quote, (2) traded price and (3) base price. If the special quote, sequential trade quote or temporary quote is used for the calculation, the price will be used until the next valid price is applied, even if the quote is canceled. The traded price includes the traded price in the closing auction. The base price is obtained based on the priority order of the ex-rights theoretical price, the latest special quote price, sequential trade quote price or temporary quote, and the latest traded price up to the preceding day. In most cases, the price used for the calculation of the closing level of the Nikkei 225 on the preceding day becomes the base price. In the case of a stock that is trading ex-rights (e.g., after a stock split) for the first time on that

Leveraged Market-Linked Step Up Notes	TS-24

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

day, however, Nikkei Inc. calculates an ex-rights theoretical price based on the price used for calculation on the preceding day and the appropriate adjustment to reflect the change in the stock. Nikkei Inc. does not adjust for dividends in calculating the Nikkei 225.

The price adjustment factor of a stock to be added to the Nikkei 225 shall be 1, unless the price of such stock is greater than 1% of the sum of the adjusted price of each stock included in the Nikkei 225. If the price of such stock (as determined during the semi-annual review at the end of January and July) exceeds this threshold, the price adjustment factor shall be the highest 0.1 interval from 0.1 through 0.9 that adjusts the price of such stock so that it does not exceed 1% of the sum of the adjusted price of each stock included in the Nikkei 225. The price adjustment factor for a stock is determined at the semi-annual review.

The price adjustment factor of an index constituent will be revised in the case of a large scale stock split (or reverse split). In such event, the price adjustment factor is revised to keep the price level of the constituent unchanged. However, since the price adjustment factor is determined only to one digit after the decimal point, an adjustment to the price adjustment factor could result in a fraction. If such revision to the price adjustment factor is less than 0.1, the price adjustment factor will be set as 0.1 and the remainder of the price differential will be adjusted by the divisor (see below). Revision to the price adjustment factor of an index constituent as a result of a large scale stock split (or reverse split) will be announced at least 5 business days before the effective date.

Capping Ratio

A capping ratio is a number which is used to temporarily decrease the weight of a constituent when such weight exceeds the weight cap threshold (12% at the semi-annual review in October 2022 and will be reduced to 11% and 10% at the semi-annual reviews in October 2023 and October 2024, respectively). For a constituent to which a capping ratio is applied, the constituent’s adjusted stock price is equal to the product of (i) the stock’s price times (ii) the capped price adjustment factor of such stock. The capped price adjustment factor of a stock is equal to the product of (i) the price adjustment factor of such stock times (ii) the capping ratio of such stock, rounded to the nearest 0.1.

The capping ratio is applied, revised, or cancelled as stipulated below.

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If, at a semi-annual review, the weight of a constituent to which any capping ratio is not yet applied exceeds the weight cap threshold, a capping ratio of 0.9 shall be applied on the effective date of the constituent change resulting from the semi-annual review. If a capping ratio was already applied to such constituent, the capping ratio will be decreased by 0.1. However, if no change is observed in the capped price adjustment factor after the application of the new capping ratio, the capping ratio will be decreased further until there is a change in the capped price adjustment factor.
•
If, at a semi-annual review, the weight of a constituent to which a capped price adjustment factor is applied is below 5%, the capping ratio will be increased by 0.1 on the effective date of the constituent change resulting from the semi-annual review. However, if no change is observed in the capped price adjustment factor after the application of the new capping ratio, the capping ratio will be increased further until there is a change in the capped price adjustment factor. If the new capping ratio after the increase is 1, the capping ratio will be canceled.
•
In the case of a large scale split or reverse split of a constituent to which the capped price adjustment factor is applied, if the price adjustment factor is adjusted by the ratio of the split or reverse split, the capping ratio may be revised so that the new capped price adjustment factor does not change the weight of the constituent. For such a constituent, the capping ratio may have fractions after 0.1 and may be increased or decreased by the number other than 0.1 in the next revision of the capping ratio.
•
In principle, the capping ratio is applied, revised, or cancelled on the effective date of the constituent change resulting from the semi-annual review. However, depending on the liquidity of the constituent, changes in the capping ratio may be implemented in two or more steps.

Divisor Adjustments

As noted above, the Nikkei 225 is calculated as an adjusted price average index, where the weight is based on the price adjustment factor. The divisor is intended to maintain continuity of the Nikkei 225 and is the denominator of the fraction used to calculate the average. The divisor was initially the number of constituents, but has been adjusted over time to reflect changes in the constituents and to maintain the continuity of the index.

When constituents are changed, the sum of stock prices (the numerator of the fraction prior to adjustment) changes based upon the prices of additions and deletions to the Nikkei 225. Therefore, in order to maintain index continuity over time, the divisor is recalculated for the following events, except in the case of certain large scale splits and reverse splits, as discussed above: (i) changes in the constituents; (ii) corporate actions such as splits, reverse splits and paid-in capital increases; and (iii) capping ratio application, revision, cancellation or raising the price adjustment factor to the planned value for a stock whose price adjustment factor was one-half of the planned value.

The divisor for the next business day is calculated as the product of (i) the current day’s divisor times (ii) the quotient of (a) the sum of the base prices for the next business day’s constituents divided by (b) the aggregate of the closing price of each of the current day’s constituents used to calculate the Nikkei 225 level for the current day times the price adjustment factor of such constituent for the current day. For purposes of calculating the divisor, the base price for the next business day’s constituents will be equal to the product of (i) the base price for the next business day times (ii) the price adjustment factor for the next business day. For constituents to which a capping ratio has been applied, the capped price adjustment factor is used to adjust the price instead of the price adjustment factor.

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Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

The divisor is published on Nikkei Inc.’s website on each Tokyo Stock Exchange trading day and is rounded to the nearest one hundred-millionth. For additional information about the divisor, as well as calculation examples of divisor changes, please see the index guide on Nikkei Inc.’s website.

Maintenance of the Nikkei 225

Extraordinary Replacement

In addition to additions and deletions of constituents resulting from the semi-annual review, changes to index constituents may also be made as a result of certain extraordinary events. Stocks designated by the Tokyo Stock Exchange as a “security to be delisted” or “securities on alert,” stocks affected by corporate restructuring (including mergers, share exchanges and share transfers), or stocks transferred to the Tokyo Stock Exchange market other than the Prime will be deleted from the Nikkei 225. Constituents that are designated by the Tokyo Stock Exchange as “a security under supervision” will remain constituents of the Nikkei 225 at the time of designation. However, Nikkei may replace such a constituent with a pre-announcement when it is highly inappropriate to keep the stock as a constituent, e.g. when the probability of delisting is extremely high.

If a constituent has been deleted from the Nikkei 225 based on an event described above, a stock will be added to replace the deleted constituent by selecting the highest liquidity stock in the same sector as the deleted constituent from the high liquidity group determined during the last semi-annual review. However, if a deletion is scheduled close to an semi-annual review, additional stocks may be selected as part of the applicable semi-annual review process. Additionally, if there are multiple deletions in a short period of time not close to a scheduled semi-annual review, the standard semi-annual review process assessing liquidity and sector balance will be followed to select new constituents rather than referring to the last semi-annual review list.

Special Rules for Additions Resulting from Other Corporate Actions

Notwithstanding the process above, the following procedures may be applied in certain cases of corporate restructuring. Application of these special rules is determined for each particular case. Where (i) a constituent is merged and delisted or (ii) a newly established listed parent company receives its shares by transfer or exchange from another constituent, the delisted stock may be replaced by the successor company’s stock if it becomes listed on the Tokyo Stock Exchange Prime Market. In the case of spin-offs where multiple companies remain listed on the Tokyo Stock Exchange Prime Market, the stock of the company that succeeds to the major operations of the former company will become a constituent of the Nikkei 225.

Except for constituent changes resulting from the semi-annual review and from the circumstances described above under “Extraordinary Replacement” and “Special Rules for Additions Resulting from Other Corporate Actions”, there is no process for adding new constituents to the Nikkei 225. After consultation with academics and market professionals, Nikkei Inc. decides and announces the list of deletions and additions. As discussed above under “Calculation of the Nikkei 225”, the divisor is adjusted accordingly to maintain continuity when constituents are added or deleted from the Nikkei 225. Deletions and additions to the Nikkei 225 resulting from either the semi-annual review or extraordinary events are generally effective on the same day in an effort to maintain the number of constituents at 225. However, when necessary, additions may be made after the deletions take effect and during the interim period, the Nikkei 225 may be calculated with less than 225 constituents. For example, when a constituent is delisted by share exchange or transfer and the succeeding company such as the newly formed parent company or an unlisted company becomes the parent by receiving the shares of the delisted company and listing its shares in a short period of time.

Changes to the Nikkei 225 Methodology

Although the Nikkei 225 is calculated and maintained in accordance with the information provided in the methodology maintained on Nikkei Inc.’s website, Nikkei Inc. has discretion to take measures it deems appropriate upon the occurrence of events which are not covered in the methodology or in circumstances where it is difficult to continue to calculate the Nikkei 225 using the rules described in such methodology.

Leveraged Market-Linked Step Up Notes	TS-26

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

Swiss Market Index

The Swiss Market Index (SMI®), which we also refer to in this description as the “index”:

•
is an equity index, and therefore cannot be invested in directly;
•
does not file reports with the SEC because it is not an issuer;
•
was first launched with a base level of 1,500 as of June 30, 1988; and
•
is sponsored, calculated, published and disseminated by SIX Group Ltd., certain of its subsidiaries, and the Management Committee of the SIX Swiss Exchange (the “Exchange”).

The Swiss Market Index is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the SIX Swiss Exchange. The Swiss Market Index represents more than 75% of the free-float market capitalization of the entire Swiss market. Additional information about the Swiss Market Index (including the top ten constituent stocks and weights and sector weights) is available on the following website: six-group.com/en/products-services/the-swiss-stock-exchange/market-data/indices/equity-indices/smi.html. We are not incorporating by reference the website or any material it includes in this term sheet.

Swiss Market Index Composition and Selection Criteria

The Swiss Market Index is comprised of the 20 highest ranked stocks traded on the SIX Swiss Exchange that have a free float of 20% or more and that are not investment companies. The equity universe is largely Swiss domestic companies, although in some cases foreign issuers with a primary listing on the SIX Swiss Exchange that submit to certain reporting requirements or investment companies that do not hold any shares of any company that has a primary listing on the SIX Swiss Exchange may be included.

The ranking of each security is determined by a combination of the following criteria:

•
average free-float market capitalization over the last 12 months (compared to the capitalization of the Swiss Performance Index, which serves as a benchmark for the overall Swiss equity market and as the index universe for the Swiss Market Index), and
•
cumulative on order book turnover over the last 12 months (compared to the total turnover of the Swiss Performance Index).

Each of these two factors is assigned a 50% weighting in ranking the stocks eligible for the Swiss Market Index.

The Swiss Market Index is reconstituted annually after prior notice of at least two months on the third Friday in September after the close of trading. For companies that were listed during the last 12 months, the cumulated on order book turnover generally excludes the first five trading days in the calculation. The ordinary index reconstitution is based on data from the previous July 1 through June 30. Provisional interim selection (ranking) lists based on the average free-float market capitalization and cumulative on order book turnover over the last 12 months are also published at the cut off dates March 31, September 30 and December 31.

The 18 securities with the highest rank are selected for inclusion in the Swiss Market Index. In order to reduce turnover, a buffer is used for securities ranked 19 to 22. From the securities ranked 19 to 22, those which are currently already in the Swiss Market Index are included with priority. After that, new components are added from the buffer until the Swiss Market Index has 20 components.

If a company has primary listings on several exchanges and less than 50% of that company’s total turnover is generated on the SIX Swiss Exchange, it will not be included in the Swiss Market Index unless it satisfies an additional liquidity criteria. For this purpose, at the ordinary index review in September, all index components of the Swiss Performance Index are ranked in descending order according to their cumulative order book turnover of the last 12 months relative to the total turnover of the Swiss Performance Index. Such a security must rank at least 18 or better in terms of the cumulated on order book turnover over the past 12 months and if it ranks 23 or lower it will be automatically excluded from the Swiss Market Index (i.e., without considering its free float).

Maintenance of the Swiss Market Index

Constituent Changes. In the case of major market changes as a result of corporate actions, the Management Committee of SIX Swiss Exchange can decide at the request of the Index Commission that a security should be admitted to the Swiss Market Index outside of the annual review period as long as it clearly fulfills the criteria for inclusion. For the same reasons, a security can also be excluded if the requirements for admission to the Swiss Market Index are no longer fulfilled. Extraordinary exclusions and respective additions into the Swiss Market Index are implemented after a notification period of usually five trading days. Extraordinary inclusions into the Swiss Market Index take place after a three-month period on a quarterly basis after the close of trading on the third Friday of March, June, September and December (for example, a security listed on or before the fifth trading day prior to the end of November cannot be included until the following March). In case of a planned delisting, the exclusion of an index component is made, if possible, on the next ordinary index review. However, if the delisting would be effective before the ordinary index review, the component is excluded from the index on the effective date of the delisting. If the index component no longer meets the criteria for remaining in the index due to a pending acquisition, it may be removed ahead of time. If a delisting has been confirmed, it will be removed from the Swiss Market Index at the next upcoming ordinary quarterly adjustment date (March, June, September and December) with a notice period of at least five days. However, if the delisting would be effective before the ordinary index review, the security is excluded from the Swiss Market Index on the effective date of the delisting. If a delisted company is removed before the ordinary index review, it will be replaced by the best ranked candidate on the selection list which is not yet part of the Swiss Market Index in order to maintain 20 components.

Capped Weightings and Intra-Quarter Breaches. The weight of any index constituent that exceeds a weight of 18% within the Swiss Market Index is reduced to that value at each ordinary quarterly adjustment date by applying a capping factor to the calculation of such

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Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

constituent’s free float market capitalization. A constituent’s number of shares and free float figure are used to determine its capping factor. The excess weight (the difference of the original weight minus the capped weight) is distributed proportionally across the other index constituents. The constituents are also capped at 18% as soon as two index constituents exceed a weight of 20% (an “intra-quarter breach”). If an intra-quarter breach is detected at the close of trading, the new capping factors become effective after the close of trading on the following trading day. The weights of the largest components are therefore set again to 18% effective after the close of the following trading day. If an issuer is represented in the Swiss Market Index by more than one security, their free float market capitalization is cumulated for the calculation of the capping factors.

Number of Shares and Free Float. The securities included in the Swiss Market Index are weighted according to their free float. This means that shares deemed to be in fixed ownership are deducted from the market capitalization of that company. The free float is calculated on the basis of outstanding shares. Issued and outstanding share capital is, as a rule, the total share capital that has been fully subscribed and fully or partially paid in and registered in the Commercial Register. Not counting as issued and outstanding share capital are the authorized capital and the conditional capital of a company. The free float is calculated on the basis of listed shares only. If a company offers several different categories of listed participation rights, each is treated separately for the purposes of index calculation.

Fundamentally deemed to be shares held in fixed ownership are shares held by individual persons or groups of persons in companies and that reach or exceed the threshold of 5%. Shares held by individual persons and groups of persons bound by a shareholders’ agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in the company are also deemed to be in fixed ownership.

For the calculation of the number of shares in firm hands, the Exchange may also use other sources than the reports submitted to it. In particular, the Exchange may rely on information from issuer surveys conducted by itself.

In general, shares held by administrators, trustees, investment fund companies, pension funds and investment companies are counted as free-float. The Exchange classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned.

The free-float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates (”Partizipationsscheine”) and bonus certificates (”Genussscheine”) is taken into full account in calculating the Swiss Market Index because it does not confer voting rights.

The number of securities in the Swiss Market Index and the free-float factors are adjusted after the close of trading on four adjustment dates per year, the third Friday of March, June, September and December. Such changes are provisionally pre-announced at least one month before the effective date, although the index sponsor reserves the right to take account of recent changes up to five trading days before the effective date.

In order to avoid frequent slight changes to the weighting and to maintain the stability of the Swiss Market Index, any extraordinary change of the total number of outstanding securities or the free float will only result in an extraordinary adjustment if it exceeds 10% and 5% respectively, occurs from one trading to the next and is in conjunction with a corporate action. Such adjustment is effective considering a notice period of two days. The effective date is based on available information.

Calculation of the Swiss Market Index

The index sponsor calculates the Swiss Market Index using the “Laspeyres formula,” with a weighted arithmetic mean of a defined number of securities issues. The formula for calculating the index value can be expressed as follows:

Swiss Market Index = Free Float Market Capitalization of the SMI® / Divisor

The “free float market capitalization of the SMI®” is equal to the sum of the product of the last-paid price, the number of shares, the free float factor, the capping factor and, if a foreign stock is included, the current CHF exchange rate as of the time the index value is being calculated. The index value is calculated in real time and is updated whenever a trade is made in a component stock. Where any index component stock price is unavailable on any trading day, the index sponsor will use the last reported price for such component stock. Only prices from the Exchange’s electronic order book are used in calculating the Swiss Market Index.

Divisor Value and Adjustments

The divisor is a technical number used to calculate the Swiss Market Index and is adjusted to reflect changes in market capitalization due to corporate events.

Below are common corporate events and their impact on the divisor of the Swiss Market Index.

Event	Divisor Change?
Regular cash dividend	No
Stock split	No
Rights issue	If the rights issue is used to raise capital, the divisor increases. If the rights issue is used to return capital, the divisor decreases.

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Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

Merger and Acquisition activities

Mergers and acquisitions are corporate actions that go along with a change to the ownership structure of one or more companies. This can result in the disappearance of the involved companies (delisting) and in the creation of a new company (merger) or in the integration of one company into the other (acquisition). Therefore, the corporate action may lead to a new listing or to a delisting which results in an adjustment of the index composition. In both cases a change in the number of shares or the free float factor are to be considered which result in a change of the components weight.

Spinoff

A spinoff occurs when a company sells parts of its business into a new company and lists its shares. The shares of the newly formed company are distributed equally to the shareholders of the existing company. Therefore, the spin-off is generally treated as an extraordinary payment. However, no market price is available on the ex-date of the spinoff. In order to obtain such a market price, the spun off company is added to the Swiss Market Index with a reference price during the ex-day. The opening price will be 0. The instrument is added to the Swiss Market Index at the ex-date with a price of 0. The adjustments to market value are made on the first trading day following the ex-date with the closing price of the same.

Leveraged Market-Linked Step Up Notes	TS-29

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

S&P/ASX 200 Index

The S&P/ASX 200 Index, which we also refer to in this description as the “index”:

•
is an equity index, and therefore cannot be invested in directly;
•
does not file reports with the SEC because it is not an issuer;
•
was first launched in 1979 by the Australian Securities Exchange and was acquired and re-launched by its current index sponsor on April 3, 2000; and
•
is sponsored, calculated, published and disseminated by S&P Dow Jones Indices LLC, a part of McGraw Hill Financial (“S&P”).

The S&P/ASX 200 Index includes 200 of the largest and most liquid stocks listed on the Australian Securities Exchange, which we refer to as the ASX, by float-adjusted market capitalization. As discussed below, the S&P/ASX 200 Index is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the ASX. All ordinary and preferred shares (if such preferred shares are not of a fixed income nature) listed on the ASX, including secondary listings, are eligible for the S&P/ASX 200 Index. Hybrid stocks such as convertible stocks, bonds, warrants, preferred stock that provides a guaranteed fixed return and listed investment companies are not eligible for inclusion. Stocks that are currently the target of an acquisition are ineligible for inclusion or promotion to the S&P/ASX 200 Index. Additional information about the S&P/ASX 200 Index (including the top ten constituent stocks, sector weights and country weights) is available on the following websites: spglobal.com/spdji/en//indices/equity/sp-asx-200 and spglobal.com. We are not incorporating by reference the websites or any material they include in this term sheet.

The S&P/ASX 200 Index is intended to provide exposure to the largest 200 eligible securities that are listed on the ASX by float-adjusted market capitalization. Constituent companies for the S&P/ASX 200 Index are chosen based on market capitalization, public float and liquidity. All index-eligible securities that have their primary or secondary listing on the ASX are included in the initial selection of stocks from which the 200 index stocks may be selected.

The float-adjusted market capitalization of companies is determined based on the daily average market capitalization over the last six months. The security’s price history over the last six months, adjusted for price-adjusting corporate actions, the latest available shares on issue and the investable weight factor, which we refer to as the IWF, are the factors relevant to the calculation of daily average market capitalization. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities.

Number of Shares

When considering the index eligibility of securities for inclusion or promotion into S&P/ASX indices, the number of index securities under consideration is based upon the latest available ASX quoted securities. For domestic securities (companies incorporated in Australia and traded on the ASX, companies incorporated overseas but exclusively listed on the ASX and companies incorporated overseas and traded on other markets but most of its trading activity is on the ASX), this figure is purely based upon the latest available data from the ASX.

Foreign-domiciled securities may quote the total number of securities on the ASX that is representative of their global equity capital; whereas other foreign-domiciled securities may quote securities on the ASX on a partial basis that represents their Australian equity capital. In order to overcome this inconsistency, S&P will quote the number of index securities that are represented by CHESS Depositary Interests (CDIs) for a foreign entity. When CDIs are not issued, S&P will use the total securities held on the Australian register (CHESS and, where supplied, the issuer sponsored register). This quoted number for a foreign entity is representative of the Australian equity capital, thereby allowing the S&P/ASX 200 Index to be reflective of the Australian market.

The number of CDIs or shares of a foreign entity quoted on the ASX can experience more volatility than is typically the case for ordinary shares on issue. Therefore, an average number on issue will be applied over a three-month period. For CDIs that have been on issue for less than three months, the available history is applied. For CDIs included in the S&P/ASX 200 Index due to a corporate action (e.g., a spin-off), the shares outstanding are reviewed at the following rebalance once a three-month average is available. Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.

IWF

The S&P/ASX 200 Index is float-adjusted, meaning that the share counts used in calculating the S&P/ASX 200 Index reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by certain shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed; private equity, venture capital and special equity firms; asset managers and insurance companies with direct board of directors representation; shares held by another publicly traded company; holders of restricted shares; company-sponsored employee share plans or trusts, defined contribution plans/savings and investment plans; foundations or family trusts associated with the company; government entities at all levels except government retirement or pension funds; sovereign wealth funds; and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “control holders”). To this end, S&P excludes all share-holdings (other than depositary banks; pension funds, including government pension and retirement funds; mutual funds, exchange traded fund providers, investment funds, hedge funds and asset managers that do not have direct board of director representation, including: stakeholders who may have the right to appoint a board of directors member but choose not to do so, stakeholders who have exercised a right to appoint a board of directors observer even if that observer if employed by the stakeholder, and stakeholders who have exercised a right to appoint an independent director who is not employed by

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Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

the stakeholder; investment funds of insurance companies; and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in index calculations.

The exclusion is accomplished by calculating an investable weight factor (IWF) for each stock that is included in the S&P/ASX 200 Index as follows:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

For traditional IPOs, the IWF is generally calculated using the total shares offered (excluding overallotment options) for that share class, divided by the total shares outstanding for the same share class post-IPO.

For IPO direct placement listings on ex-U.S. exchanges, the IWF is calculated using the number of shares listed after excluding the strategic/controlling shareholders.

For direct placement listings on U.S. exchanges, the IWF is calculated using the total registered shares as announced in official documents, subtracting out all control holders and then dividing that result by the total shares outstanding for that share class post IPO.

A company must have a minimum IWF of 0.3 to be eligible for index inclusion, however an IWF at or above that level is not necessary for ongoing index membership.

The IWF for foreign domiciled securities in the S&P/ASX 200 Index is typically set to 1.

IWFs are reviewed annually as part of the September quarterly rebalancing. In addition to the annual IWF review, certain events may warrant an intra-quarter or quarterly IWF update.

Liquidity Test

Only stocks that are regularly traded are eligible for inclusion. Eligible stocks are considered for index inclusion based on their stock median liquidity (median daily value traded divided by its average float-adjusted market capitalization for the last six months) relative to the market capitalization weighted average of the stock median liquidities of the 500 companies of the All Ordinaries index, another member of the S&P/ASX index family.

Index Maintenance

S&P rebalances the S&P/ASX 200 Index constituents quarterly, effective after the market close on the third Friday of March, June, September and December. The reference date used for the trading data is the second to last Friday of the month prior to the rebalancing. Eligible stocks are considered for index inclusion based on their float-adjusted market capitalization rank relative to the stated quota of 200 securities. For example, a stock that is currently in the S&P/ASX 300 and is ranked at 175, based on float-adjusted market capitalization, within the universe of eligible securities may be considered for inclusion into the S&P/ASX 200 Index, provided that liquidity hurdles are met. Stocks that fail the relative liquidation criteria are typically removed from the float-adjusted market capitalization rankings.

In order to limit the level of index turnover, eligible non-constituent securities will generally only be considered for index inclusion once a current constituent stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy buffer requirements in terms of the rank of the stock relative to a given index. In order to be added to the S&P/ASX 200 Index, a stock must be ranked 179th or higher, and in order to be deleted from the S&P/ASX 200 Index, a stock must be ranked 221st or lower. The buffers are established to limit the level of index turnover that may take place at each quarterly rebalancing. The buffers serve as guidelines for arriving at any potential constituent changes to the S&P/ASX 200 Index, however, these rules can be by-passed when circumstances warrant.

Intra-rebalancing index additions are generally only made if a vacancy is created by an index deletion. Index additions are made according to float-adjusted market capitalization and liquidity. The reference date used to determine the index replacement is determined on a case by case basis and taken closer to the time of the event that triggered the vacancy. An initial public offering is added to the S&P/ASX 200 Index only when an appropriate vacancy occurs and is subject to proven liquidity for at least eight weeks. An exception may be made for extraordinary large offerings where sizeable trading volumes justify index inclusion.

Deletions can occur between index rebalancing dates due to acquisitions, mergers and spin-offs or due to suspension or bankruptcies. The decision to remove a stock from the S&P/ASX 200 Index will be made once there is sufficient evidence that the transaction will be completed. Stocks that are removed due to merger and acquisition (M&A) activity are removed from the S&P/ASX 200 Index at the closing price of the security on the deletion date for cash-only offers. Otherwise the best available price in the market is used.

Share numbers for all index constituents are updated quarterly and are rounded to the nearest thousand.

Share updates for foreign-domiciled securities will take place at each quarterly rebalancing. The update to the number of index shares will only take place when the 3-month average of CDIs or the total securities held in the Australian branch of the issuer sponsored register (where supplied) and in CHESS, on the rebalancing reference date, differs from the current index shares by 5% or more. Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.

Intra-Quarter Changes to the Number of Shares of a Constituent

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Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

Changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule.

Material Share/IWF Changes – Accelerated Implementation Rule

1. Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria:

(a) at least US $150 million, and

(b) at least 5% of the pre-event total shares.

In addition to the materiality threshold, public offerings must satisfy the following conditions:

•
be underwritten.
•
have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities.
•
have a publicly available confirmation from an official source that the offering has been completed.

For public offerings that involve a concurrent combination of new company shares and existing shares offered by selling shareholders, both events are implemented if either of the public offerings or the total underwritten public offering represents at least 5% of total shares and US $150 million. Any concurrent share repurchase by the affected company will also be included in the implementation.

2. Dutch Auctions, self-tender offer buybacks, and split-off exchange offers. These non-mandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once the final results are publicly announced and verified by S&P.

For companies with multiple share class lines, the criteria specified above apply to each individual multiple share class line rather than total company shares.

Accelerated implementation for events less than US $1 billion includes an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the subsequent annual IWF review.

For accelerated implementation of at least US $1 billion, S&P applies the share change, and any resulting IWF change, using the latest share and ownership information publicly available at the time of the announcement, even if the offering size is below the 5% threshold. This exception ensures that very large events are recognized in a timely manner using the latest available information. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00.

Market Specific Accelerated Implementation Rules

Non-fully paid or non-fully settled offerings, such as subscription receipts forward sales agreements, are ineligible for accelerated implementation. Share updates resulting from completion of subscription receipts terms, or the settlement of forward sale agreements, are updated at a future quarterly rebalancing.

Announcement Policy

For accelerated implementation, S&P provides two (2) business days’ notice for all non-U.S. listed stocks, U.S. listed Depositary Receipts (DRs), and interlisted stocks, and one (1) business days’ notice for all non-DR U.S. listed stocks.

For non-DR U.S. listed stocks, to provide additional notification, S&P announces accelerated implementation events with a size of at least US$ 1 billion intraday, once S&P confirms the event details.

Non-Material Share/IWF Changes – Quarterly Implementation

All non-mandatory events not covered or implemented via the accelerated implementation rule (including but not limited to private placements, acquisition of private companies, and conversion of non-index share lines) are reviewed quarterly, effective after the close of the third Friday of the third month in each calendar quarter and as per below.

Share Updates

At each quarterly review, shares outstanding are updated to the latest available information as of the rebalancing reference date.

IWF Updates

At the quarterly review, IWF changes are only made if there is a share change of at least 5% of total current shares outstanding and if the adjusted IWF absolute change is at least 5, with IWF adjustments limited to the extent necessary to help reflect the corresponding share change.

For quarterly share change events, unless there is explicit information stating that the new shares are not available to the market, shares are generally considered to be available to all investors and reflected in the IWF. Events such as conversion of derivative

Leveraged Market-Linked Step Up Notes	TS-32

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

securities, acquisitions of private companies, or acquisitions of non-index companies that do not trade on a major exchange are generally implemented as described above.

Other than the situations described above, please note that IWF changes are only made at the annual IWF review.

Rebalancing Guidelines – Share/IWF Reference Date & Freeze Period

A reference date, after the market close five weeks prior to the third Friday in March, June, September and December, is the cutoff for publicly available information used for quarterly shares outstanding and IWF changes. All shares outstanding and ownership information contained in public filings and/or official sources dates on or before the reference date are included in that quarter’s update. In addition, there is a freeze period on a quarterly basis for any changes that result from the accelerated implementation rules. The freeze period begins after the market close on the Tuesday prior to the second Friday of each rebalancing month (i.e. March, June, September, and December) and ends after the market close on the third Friday of the rebalancing month. Pro-forma files for float-adjusted market capitalization indices are generally released after the market close on the first Friday, two weeks prior to the rebalancing effective date. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 5, the share/IWF freeze period will begin after the close of trading on Tuesday, March 9 and will end after the close of trading the following Friday, March 19 (i.e. the third Friday of the rebalancing month).

During the share/IWF freeze period shares and IWFs are not changed and the accelerated implementation rule is suspended, except for mandatory corporate action events (such as merger activity, stock splits, and rights offerings). The suspension includes all changes that qualify for accelerated implementation and would typically be announced or effective during the share/IWF freeze period. At the end of the freeze period all suspended changes will be announced on the third Friday of the rebalancing month and implemented five business days after the quarterly rebalancing effective date. For these non-mandatory events, S&P uses shares and IWF data as of the upcoming rebalancing effective date to calculate the size of the event and in turn assess if the event qualifies the accelerated implementation rule.

Index Calculation

The S&P/ASX 200 Index is calculated using a base-weighted aggregate methodology. The value of the S&P/ASX 200 Index on any day for which an index value is published is determined by a fraction, the numerator of which is the sum for all index stocks of the products of the price of each stock in the S&P/ASX 200 Index times the number of shares of such stock included in the S&P/ASX 200 Index times that stock’s IWF, and the denominator of which is the divisor, which is described more fully below.

In order to prevent the value of the S&P/ASX 200 Index from changing due to corporate actions, all corporate actions may require S&P to make an index or divisor adjustment. This helps maintain the value of the S&P/ASX 200 Index and ensures that the movement of the S&P/ASX 200 Index does not reflect the corporate actions of the individual companies that comprise the S&P/ASX 200 Index.

The table below summarizes the types of index adjustments and indicates whether the corporate action will require a divisor adjustment:

Corporate Action	Treatment
Company addition/deletion

Addition

Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.

Deletion

The weights of all stocks in the index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the index. The change to the index market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Spin-off

The spin-off is added to the index on the ex-date at a price of zero. The spin-off index shares are based on the spin-off ratio. On the ex-date the spin-off will have the same attributes as its parent company, and will remain in the index for at least one trading day. As a result, there will be no change to the index divisor on the ex-date.

If the spin-off is ineligible for continued inclusion, it will be removed after the ex-date. The weight of the spin-off being deleted is reinvested across all the index components proportionally such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the index market capitalization causes a divisor adjustment.
Ordinary dividend	When a company pays an ordinary cash dividend, the index does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the index.
Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment

Leveraged Market-Linked Step Up Notes	TS-33

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

Rights offering

All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Recalculation Policy

S&P reserves the right to recalculate and republish the S&P/ASX 200 Index at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed or misapplied corporate event; (3) incorrect application of an index methodology; (4) late announcement of a corporate event; or (5) incorrect calculation or data entry error. The decision to recalculate the S&P/ASX 200 Index is made at the discretion of the index manager and/or index committee, as further discussed below. The potential market impact or disruption resulting from a recalculation is considered when making any such decision. In the event of an incorrect closing price, a missed or misapplied corporate action, a late announcement of a corporate event, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, generally the S&P/ASX 200 Index is calculated. In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the S&P/ASX 200 Index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the index committee shall determine whether or not to recalculate the S&P/ASX 200 Index following specified guidelines. In the event that the S&P/ASX 200 Index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.

Calculations and Pricing Disruptions

Prices used to calculate the S&P/ASX 200 Index are obtained from ICE and Refinitiv. If the relevant exchange suffers a failure or interruption, real-time calculations are halted until the exchange confirms that trading and price dissemination has resumed.

If the interruption is not resolved before the market close and the exchange publishes a list of closing prices, those prices are used to calculate the closing value of the S&P/ASX 200 Index. If no list is published, the last trade for each security before the interruption is used to calculate the closing value of the S&P/ASX 200 Index. If no trades were reported for a security, the previous close adjusted for corporate actions is used for index calculation.

In extreme circumstances, S&P may decide to delay index adjustments or not publish the S&P/ASX 200 Index.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

In the event of an unexpected exchange closure, S&P uses the following guidelines:

(i)
If an unexpected exchange closure occurs prior to the open of trading and it is indicated that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday.
(ii)
If a market disruption occurs intraday, S&P will wait for the impacted exchange to publish a list of closing prices, which will then be used to calculate the closing index values. If no list is published, the last trade for each security before the interruption is used to calculate the index closing value. If no trades were reported for a security, the previous closing price, adjusted for corporate actions, is used for index calculation.

Leveraged Market-Linked Step Up Notes	TS-34

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

Historical Closing Levels of the Basket Components

The closing level of the Basket Components has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the Basket Components have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing levels of any Basket Components during the period shown below is not an indication that such Basket Components are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of a Basket Component as an indication of the future performance of a Basket Component, including because of the recent volatility described above. We cannot give you any assurance that the future performance of any Basket Component or the stocks included in such Basket Component will result in you receiving an amount greater than the outstanding principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the Basket Components. Before investing in the offered notes, you should consult publicly available information to determine the levels of the Basket Components between the date of this term sheet and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the Basket Components. The actual performance of a Basket Component over the life of the offered notes, as well as the Redemption Amount, may bear little relation to the historical closing levels shown below.

The graphs below show the daily historical closing levels of each Basket Component from January 1, 2015 through August 6, 2025. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification.

On August 6, 2025, the closing level of the EURO STOXX 50® Index was 5,263.29.

Historical Performance of the EURO STOXX 50® Index

License Agreement

STOXX and its licensors (the “Licensors”) have no relationship to GS Finance Corp., other than the licensing of the EURO STOXX 50® Index and the related trademarks for use in connection with the notes.

STOXX and its Licensors do not:

•
Sponsor, endorse, sell or promote the notes.
•
Recommend that any person invest in the notes or any other notes.
•
Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.
•
Have any responsibility or liability for the administration, management or marketing of the notes.
•
Consider the needs of the notes or the owners of the notes in determining, composing or calculating the EURO STOXX 50® Index or have any obligation to do so.

Leveraged Market-Linked Step Up Notes	TS-35

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

STOXX and its Licensors will not have any liability in connection with the notes. Specifically,

•
STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:
•
The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the EURO STOXX 50® Index and the data included in the EURO STOXX 50® Index;
•
The accuracy or completeness of the EURO STOXX 50® Index and its data;
•
The merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index and its data;
•
STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the EURO STOXX 50® Index or its data;
•
Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between Goldman Sachs International and STOXX is solely for their benefit, and the benefit of certain affiliates of Goldman Sachs International, and not for the benefit of the owners of the notes or any other third parties.

Leveraged Market-Linked Step Up Notes	TS-36

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

On August 6, 2025, the closing level of the FTSE® 100 Index was 9,164.31.

Historical Performance of the FTSE® 100 Index

▪

License Agreement

The notes are not in any way sponsored, endorsed, sold or promoted by FTSE International Limited (“FTSE”) or the London Stock Exchange Group companies (“LSEG”) (together the “Licensor Parties”) and none of the Licensor Parties make any claim, prediction, warranty or representation whatsoever, expressly or impliedly, either as to (i) the results to be obtained from the use of the FTSE® 100 Index (the “Index”) (upon which the notes are based), (ii) the figure at which the Index is said to stand at any particular time on any particular day or otherwise, or (iii) the suitability of the Index for the purpose to which it is being put in connection with the notes. None of the Licensor Parties have provided or will provide any financial or investment advice or recommendation in relation to the Index to GS Finance Corp. or to its clients. The Index is calculated by FTSE or its agent. None of the Licensor Parties shall be (a) liable (whether in negligence or otherwise) to any person for any error in the Index or (b) under any obligation to advise any person of any error therein.

All rights in the Index vest in FTSE. “FTSE®” is a trade mark of LSEG and is used by FTSE under license.

Leveraged Market-Linked Step Up Notes	TS-37

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

On August 6, 2025, the closing level of the Nikkei 225 was 40,794.86.

Historical Performance of the Nikkei 225

▪

License Agreement

Goldman Sachs has entered into a non-exclusive license agreement with Nikkei Inc. (“NKI”) whereby GS Finance Corp., in exchange for a fee, will be permitted to use the Nikkei 225 in connection with the offer and sale of your note. Any intellectual property rights relating to the Nikkei 225 belong to NKI. Goldman Sachs is not affiliated with NKI; the only relationship between NKI and Goldman Sachs is the licensing of the use of the Nikkei 225 and trademarks relating to the Nikkei 225.

NKI is under no obligation to continue the calculation and dissemination of the Nikkei 225. Your note is not sponsored, endorsed, sold or otherwise promoted by NKI. No inference should be drawn from the information contained herein that NKI makes any representation or warranty, express or implied, to us or any holder of your note or any member of the public regarding the advisability of investing in securities generally or in your note in particular or the ability of the Nikkei 225 to track generally stock market performance.

NKI determines, composes and calculates the Nikkei 225 without regard to your note. NKI has no obligation to take into account your interest, or that of anyone else having an interest, in your note in determining, composing or calculating the Nikkei 225 or any successor index. NKI is not responsible for and has not participated in the determination of the terms, prices or amount of your note and will not be responsible for or participate in any determination or calculation regarding the principal amount of your note payable at the stated maturity date. NKI has no obligation or liability in connection with the administration, marketing or trading of your note.

Neither NKI nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225. NKI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 or the manner in which the Nikkei 225 is applied in determining the level of the Nikkei 225 or any amount payable upon maturity of your note.

NKI DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NIKKEI 225 OR ANY DATA INCLUDED IN THE NIKKEI 225. NKI ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.

Leveraged Market-Linked Step Up Notes	TS-38

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

On August 6, 2025, the closing level of the Swiss Market Index was 11,755.32.

Historical Performance of the Swiss Market Index

▪

License Agreement

SIX Swiss Exchange AG (“SIX Swiss Exchange”) and its licensors (“Licensors”) have no relationship to GS Finance Corp., other than the licensing of the SMI® and the related trademarks for use in connection with the offered notes.

SIX Swiss Exchange and its Licensors do not:

•
sponsor, endorse, sell or promote the offered notes.
•
recommend that any person invest in the offered notes or any other notes.
•
have any responsibility or liability for or make any decisions about the timing, amount or pricing of the offered notes.
•
have any responsibility or liability for the administration, management or marketing of the offered notes.
•
consider the needs of the offered notes or the owners of the offered notes in determining, composing or calculating the SMI® or have any obligation to do so.

SIX Swiss Exchange and its Licensors give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the offered notes or their performance.

SIX Swiss Exchange does not assume any contractual relationship with the purchasers of the offered notes or any other third parties.

Specifically, SIX Swiss Exchange and its Licensors do not give any warranty, express or implied, and exclude any liability for:

•
The results to be obtained by the offered notes, the owner of the offered notes or any other person in connection with the use of the SMI® and the data included in the SMI®;
•
The accuracy, timeliness, and completeness of the SMI® and its data;
•
The merchantability and the fitness for a particular purpose or use of the SMI® and its data;
•
The performance of the offered notes generally.

SIX Swiss Exchange and its Licensors give no warranty and exclude any liability, for any errors, omissions or interruptions in the SMI® or its data;

Under no circumstances will SIX Swiss Exchange or its Licensors be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the SMI® or its data or generally in relation to the offered notes, even in circumstances where SIX Swiss Exchange or its Licensors are aware that such loss or damage may occur.

The licensing Agreement between GS Finance Corp. and SIX Swiss Exchange is solely for their benefit and not for the benefit of the owners of the offered notes or any other third parties.

Leveraged Market-Linked Step Up Notes	TS-39

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

On August 6, 2025, the closing level of the S&P/ASX 200 Index was 8,843.667.

Historical Performance of the S&P/ASX 200 Index

▪

License Agreement

The “S&P/ASX 200” is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and ASX Operations Pty Ltd, and has been licensed for use by GS Finance Corp. (“Licensee”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). ASX 200 is a registered trademark of ASX Operations Pty Ltd. The trademarks have been licensed to SPDJI and have been sublicensed for use for certain purposes by Licensee. Licensee’s Product(s) are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”) or ASX Operations Pty Ltd. Neither S&P Dow Jones Indices nor ASX Operations Pty Ltd make any representation or warranty, express or implied, to the owners of the Licensee’s Product(s) or any member of the public regarding the advisability of investing in notes generally or in Licensee’s Product(s) particularly or the ability of the S&P/ASX 200 to track general market performance. S&P Dow Jones Indices and ASX Operations Pty Ltd only relationship to Licensee with respect to the S&P/ASX 200 is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P/ASX 200 is determined, composed and calculated by S&P Dow Jones Indices ASX Operations Pty Ltd. without regard to Licensee or the Licensee’s Product(s). S&P Dow Jones Indices and ASX Operations Pty Ltd. have no obligation to take the needs of Licensee or the owners of Licensee’s Product(s) into consideration in determining, composing or calculating the S&P/ASX 200. Neither S&P Dow Jones Indices nor ASX Operations Pty Ltd. are responsible for and have not participated in the determination of the prices, and amount of Licensee’s Product(s) or the timing of the issuance or sale of Licensee’s Product(s) or in the determination or calculation of the equation by which Licensee’s Product(s) is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices and ASX Operations Pty Ltd. have no obligation or liability in connection with the administration, marketing or trading of Licensee’s Product(s). There is no assurance that investment products based on the S&P/ASX 200 will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

NEITHER S&P DOW JONES INDICES NOR THIRD PARTY LICENSOR GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P/ASX 200 OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES AND ASX OPERATIONS PTY LTD. SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES AND ASX OPERATIONS PTY LTD. MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE LICENSEE’S PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P/ASX 200 OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES OR ASX OPERATIONS PTY LTD. BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND LICENSEE, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Leveraged Market-Linked Step Up Notes	TS-40

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

Supplement to the Plan of Distribution; Conflicts of Interest

See “Supplemental Plan of Distribution” on page PS-43 of the accompanying product supplement and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus. GSFC estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $10,000.

GSFC will sell to GS&Co., and GS&Co. will purchase from GSFC, the aggregate principal amount of the offered notes specified on the front cover of this term sheet. MLPF&S will purchase the notes from GS&Co. for resale, and will receive a discount in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet. MLPF&S will offer the notes at the public offering price set forth on the cover page hereto. GS&Co. is an affiliate of GSFC and GSG and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of MLPF&S has an ownership interest in LFT Securities, LLC.

In connection with the initial offering of the notes, the minimum principal amount of notes that may be purchased by any investor is $100,000.

We will deliver the notes against payment therefor in New York, New York on the settlement date set forth on the cover page of this term sheet. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

The value of the notes shown on your account statement will be based on GS&Co.’s estimate of the value of the notes if GS&Co. were to make a market in the notes, which they are not obligated to do. That estimate will be based upon the price that GS&Co. may pay for the notes in light of then-prevailing market conditions and other considerations as described under “Risk Factors — Valuation- and Market-related Risks — The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the public offering price of your notes.” on page TS-9 of this term sheet.

Leveraged Market-Linked Step Up Notes	TS-41

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Market Measure. The related guarantees are GSG’s obligations. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our and GSG’s actual or perceived creditworthiness at the time of pricing. The economic terms of the notes are based upon certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These variables will influence the economic terms of the notes and the initial estimated value of the notes on the pricing date. In addition, the underwriting discount and costs incurred in creating, documenting and marketing the notes will reduce the economic terms of the notes and the initial estimated value of the notes on the pricing date.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Market Measure and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we have entered into, or expect to enter into, certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of our other affiliates. The terms of these hedging arrangements may take into account a number of factors, including our and GSG’s creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the notes and the tenor of the hedging arrangements. See “Hedging” on page PS-22 in the accompanying product supplement for additional information.

For further information, see “Risk Factors—Valuation- and Market-related Risks” and “—Conflict-related Risks” beginning on page PS-10 and PS-13, respectively, and “Use of Proceeds” on page PS-22 of the accompanying product supplement.

Leveraged Market-Linked Step Up Notes	TS-42

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

Validity of the Notes and Guarantee

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this term sheet have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.

Leveraged Market-Linked Step Up Notes	TS-43

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 13, 2027

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪
There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
▪
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Market Measure.
▪
No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
▪
Upon receipt of a cash payment at maturity or upon a sale or exchange, a U.S. Holder generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.
▪
Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-46 of the accompanying product supplement.

Where You Can Find More Information

We and GSG have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and GSG have filed with the SEC, for more complete information about us, GSG and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or, alternatively, by calling MLPF&S toll-free at 1-800-294-1322.

Leveraged Market-Linked Step Up Notes	TS-44